UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(a)(2))
☒           Definitive Proxy Statement
☐           Definitive Additional Mateials
☐           Soliciting Material Pursuant to § 240.14a-12

Sport Chalet, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: ________________________________

(2)	Aggregate number of securities to which transaction applies:________________________________

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):_______________________

(4)	Proposed maximum aggregate value of transaction:____________________________

(5)	Total fee paid:________________________________________________

☐           Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: __________________________

(2)	Form, Schedule or Registration Statement No.: ___________________________

(3)	Filing Party: ______________________________

(4)	Date Filed:________________________________

June 30, 2011

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of the stockholders of Sport Chalet, Inc. to be held at the Company's executive offices located at One Sport Chalet Drive, La Canãda, California 91011, on Thursday, August 11, 2011, at 9:00 a.m. (local time).

The matters to be considered at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

The directors and officers of the Company will be present at the meeting, and will be available to respond to any questions and discuss the Company's operating results and future.  I encourage you to attend in order to meet your directors and officers and to participate in the business of the meeting.  However, if it is not possible for you to attend, please sign, date and promptly return the enclosed proxy card, or vote by telephone or the Internet, to ensure that your shares will be voted.

Finally, you will find enclosed a 20% off coupon for your use at any of our 55 stores.  As in the past, I encourage you to try our stores and to write me regarding your shopping experiences, what you liked about our stores and any suggestions you may have for improvement.

Sincerely,

Craig Levra,
Chairman of the Board

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SPORT CHALET, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 11, 2011

Notice hereby is given that the annual meeting (the "Meeting") of the stockholders of Sport Chalet, Inc. (the "Company") will be held at the Company's executive offices located at One Sport Chalet Drive, La Canãda, California 91011, on Thursday, August 11, 2011, at 9:00 a.m. (local time) for the following purposes:

1.
Election of Directors.  To elect seven persons to the Board of Directors, each to hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.  One of the directors (the "Class A Director") will be elected by the holders of the Class A Common Stock voting as a separate class, and the other directors will be elected by the holders of the Class A Common Stock and the holders of the Class B Common Stock voting together as a single class.  The Board of Directors has nominated John R. Attwood, Rachel C. Glaser, Craig L. Levra, Donald J. Howard, Eric S. Olberz, Randall G. Scoville and Kevin J. Ventrudo for election as directors at the Meeting, and has nominated Mr. Attwood for election as the Class A Director.

2.	Executive Compensation. To consider an advisory vote on executive compensation.

3.	Frequency of Advisory Vote on Executive Compensation. To consider an advisory vote on the frequency of the advisory vote on executive compensation.

4.
Approval of 2004 Equity Incentive Plan As Amended.  To approve the 2004 Equity Incentive Plan as amended to increase by 600,000 the number of shares of Common Stock which may be subject to awards granted under the 2004 Equity Incentive Plan.

5.
Ratification of Appointment of the Independent Registered Public Accounting Firm.  To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending April 1, 2012.

6.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

Only holders of record of the Common Stock of the Company at the close of business on June 24, 2011 (the "Stockholders") are entitled to notice of and to vote, in person or by proxy, at the Meeting and at any adjournment or postponement thereof.  For a period of at least ten days prior to the Meeting, a complete list of Stockholders will be open for examination by any stockholder during ordinary business hours at the Company's executive offices located at One Sport Chalet Drive, La Cañada, California  91011.

The proxy statement that accompanies this Notice contains additional information regarding the proposals to be considered at the Meeting, and Stockholders are encouraged to read it in its entirety.

We have elected to provide access to our proxy materials both by sending you the accompanying proxy statement, proxy card(s) and fiscal 2011 annual report to stockholders, and by notifying you of the availability of our proxy statement and our fiscal 2011 annual report to stockholders at our website at sportchalet.com.

As set forth in the accompanying proxy statement, proxies are being solicited by and on behalf of the Board of Directors of the Company.  All proposals set forth above are proposals of the Board of Directors.  It is expected that these materials first will be mailed to Stockholders on or about June 30, 2011.

By Order of the Board of Directors,

SPORT CHALET, INC.

Howard K. Kaminsky,
Secretary
La Cañada, California
June 30, 2011

-ii-

IF YOU ARE A HOLDER OF RECORD ON THE RECORD DATE OF CLASS A COMMON STOCK OR CLASS B COMMON STOCK YOU WILL RECEIVE A PROXY STATEMENT AND AN ACCOMPANYING PROXY WITH RESPECT TO EACH CLASS OF COMMON STOCK.  TO ENSURE YOUR REPRESENTATION AT THE MEETING WITH RESPECT TO EACH CLASS OF COMMON STOCK, PLEASE COMPLETE, DATE, SIGN AND RETURN EACH ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE(S) AS PROMPTLY AS POSSIBLE, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY FOR THE OTHER CLASS OF COMMON STOCK THAT YOU OWN.  YOU MAY ALSO VOTE BY TELEPHONE OR BY THE INTERNET.  IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.  A PROXY MAY BE REVOKED AT ANY TIME BEFORE EXERCISE.

-iii-

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	33

COMPENSATION DISCUSSION AND ANALYSIS
Introduction	33
The Compensation Committee	34
Compensation Objectives and Philosophy	34
Compensation Committee Process	35
Elements of Executive Compensation	37
How and Why Executive Compensation Decisions Were Made	37
Option Exchange Program	44
2012 Executive Compensation	45
Other Considerations	46
Conclusion	47
Compensation Committee Report	47

EXECUTIVE COMPENSATION
Summary Compensation Table	48
Grants of Plan-Based Awards	49
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table	50
Outstanding Equity Awards At Fiscal Year-End	52
Option Exercises and Stock Vested	53
Pension Benefits	53
Nonqualified Deferred Compensation	53
Potential Payments Upon Termination or Change in Control	53
Equity Compensation Plan Information	56

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	57

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING	57

ANNUAL REPORT ON FORM 10-K	58

APPENDIX A: Sport Chalet, Inc. 2004 Equity Incentive Plan, as amended	A-1

-iv-

SPORT CHALET, INC.
One Sport Chalet Drive
La Cañada, California  91011
(818) 949-5300
________________

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 11, 2011
________________

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Sport Chalet, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of the stockholders of the Company (the "Meeting") to be held at the Company's executive offices located at One Sport Chalet Drive, La Canãda, California 91011, on Thursday, August 11, 2011, at 9:00 a.m. (local time) and at any adjournment or postponement thereof, for the purposes set forth herein and in the attached Notice of Annual Meeting of Stockholders.  Only holders of record of the Class A Common Stock or the Class B Common Stock of the Company (the "Stockholders") at the close of business on June 24, 2011 (the "Record Date") are entitled to notice of and to vote, in person or by proxy, at the Meeting and any adjournment or postponement thereof.  The Notice of Annual Meeting of Stockholders, this Proxy Statement, the accompanying proxy card(s) (the "Proxy") and our fiscal 2011 annual report to stockholders first will be mailed to Stockholders on or about June 30, 2011.

Matters to be Considered

The matters to be considered and voted upon at the Meeting will be:

1.
Election of Directors.  To elect seven persons to the Board, each to hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.  One of the directors (the "Class A Director") will be elected by the holders of the Class A Common Stock voting as a separate class, and the other directors will be elected by the holders of the Class A Common Stock and the holders of the Class B Common Stock voting together as a single class.  The Board has nominated John R. Attwood, Rachel C. Glaser, Craig L. Levra, Donald J. Howard, Eric S. Olberz, Randall G. Scoville and Kevin J. Ventrudo for election as directors at the Meeting, and has nominated Mr. Attwood for election as the Class A Director.

2.	Executive Compensation. To consider an advisory vote on executive compensation.

3.	Frequency of Advisory Vote on Executive Compensation. To consider an advisory vote on the frequency of the advisory vote on executive compensation.

4.
Approval of 2004 Equity Incentive Plan as Amended.  To approve the 2004 Equity Incentive Plan as amended to increase by 600,000 the number of shares of Common Stock which may be subject to awards granted under the 2004 Equity Incentive Plan.

5.
Ratification of Appointment of the Independent Registered Public Accounting Firm.  To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending April 1, 2012.

6.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

Voting Recommendations of the Board

Our Board recommends that you vote your shares "FOR" each of the nominees to the Board named herein, "FOR" the approval of executive compensation, "FOR" a stockholder advisory vote on executive compensation every THREE years, "FOR" the approval of the 2004 Equity Incentive Plan as amended, and "FOR" the ratification of the appointment of Moss Adams LLP.

Important Changes to Voting Shares Held in "Street Name"

Since our last annual meeting of stockholders, there have been important changes in how your shares held in "street name" may be voted in the election of directors or on executive compensation.  Previously, if you were the beneficial owner of shares held in street name by a brokerage firm, bank, broker-dealer, or other similar organization, and you failed to instruct the organization as to how to vote such shares, the organization could, in its discretion, vote such shares in the election of directors or on executive compensation.  Brokerage firms who are members of the New York Stock Exchange are no longer allowed to vote your shares held in street name in the election of directors or on executive compensation, if you fail to instruct the organization how to vote such shares.  Therefore, it is very important that you provide instructions on how to vote any shares beneficially owned by you in street name.

Internet Access to Proxy Materials

Under rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials both by sending you this Proxy Statement, the Proxy and our fiscal 2011 annual report to stockholders, and by sending you a notice (the "Notice of Availability") notifying you of the availability of our proxy materials on the Internet.  This Proxy Statement and our fiscal 2011 annual report to stockholders are available at our website at sportchalet.com.

How to Vote

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the proxy materials and the Notice of Availability were sent directly to you.

If you are a stockholder of record, you may attend the Meeting and vote in person.

If you do not wish to attend the Meeting and vote in person, you may vote by proxy.  There are three ways to vote by proxy.  You may vote by means of the mail, telephone or the Internet.  If you vote by telephone or the Internet, you do not need to return the accompanying Proxy.  Telephone and Internet voting facilities will be available 24 hours a day, and will close at 11:59 p.m., Eastern time, on August 10, 2011.

If a proxy is properly submitted and is not revoked, the proxy will be voted at the Meeting in accordance with the stockholder's instructions indicated on the proxy.  If no instructions are indicated on the proxy, the proxy will be voted "FOR" the election of the Board's nominees, "FOR" the approval of executive compensation, "FOR" a stockholder advisory vote on executive compensation every THREE years, "FOR" the approval of the 2004 Equity Incentive Plan as amended, "FOR" ratification of the appointment of Moss Adams LLP, and in accordance with the recommendations of the Board as to any other matter that may properly be brought before the Meeting or any adjournment or postponement thereof.

Voting by Mail.  If you choose to vote by mail, simply mark the accompanying Proxy and date, sign and return it in the postage-paid envelope provided.  The Proxy must be signed and dated by you or your authorized representative or agent.  Craig L. Levra and Howard K. Kaminsky, the designated proxyholders (the "Proxyholders"), are members of the Company's management.  Please allow sufficient time for delivery if you decide to vote by mail.

Voting by Telephone.  You can vote by calling the toll-free telephone number on the Proxy.  Voice prompts will instruct you how to vote your shares and confirm that your vote has been properly recorded.

Voting on the Internet.  You can vote on the Internet by referring to the website on the Proxy. As with telephone voting, you can confirm that your vote has been properly recorded.

Beneficial Owner of Shares Held in Street Name

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the proxy material and the Notice of Availability were forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account by following the instructions provided by that organization. If you wish to attend the Meeting and vote in person, you must obtain a proxy executed in your favor from the organization that holds your shares.

Even if you plan to attend the Meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Meeting.

How to Revoke a Proxy

You may revoke a proxy at any time before it is voted at the Meeting by submitting a written revocation, or a duly executed proxy bearing a later date, to the Company's Secretary at the Company's principal executive offices located at One Sport Chalet Drive, La Cañada, California 91011 prior to the commencement of the Meeting.  Only your last proxy will be counted.  A Stockholder also may revoke a proxy by attending the Meeting and voting in person.  A Stockholder whose shares are held in "street name" should consult with the organization that holds his or her shares concerning the method for revoking his or her proxy.

Voting Rights

The authorized capital stock of the Company consists of (i) 46,000,000 shares of Class A Common Stock, $0.01 par value ("Class A Common Stock"), of which 12,414,490 shares were issued and outstanding at the close of business on the Record Date, (ii) 2,000,000 shares of Class B Common Stock, $0.01 par value ("Class B Common Stock"), of which 1,775,821 shares were issued and outstanding at the close of business on the Record Date,  and (ii) 2,000,000 shares of preferred stock, $0.01 par value, none of which were issued and outstanding on the Record Date.  The Class A Common Stock and the Class B Common Stock are referred to herein collectively as the "Common Stock."

Each Stockholder is entitled to 1/20th of one vote, in person or by proxy, for each share of Class A Common Stock, and one vote, in person or by proxy, for each share of Class B Common Stock, standing in his or her name on the books of the Company at the close of business on the Record Date on each matter on which shares of such class of Common Stock are entitled to vote at the Meeting.  The Certificate of Incorporation does not authorize cumulative voting in the election of directors.

One-third of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting, present either in person or by proxy, constitutes a quorum for the conduct of business at the Meeting.  Votes withheld, abstentions and "broker non-votes" (as defined below) will be counted for purposes of determining the presence of a quorum.

The Certificate of Incorporation provides that the holders of the Class A Common Stock shall vote as a separate class for the election of one director (the "Class A Director"), and the holders of the Class A Common Stock and the holders of the Class B Common Stock shall vote together as a single class for the election of all other directors, each to hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.  The Board has nominated John R. Attwood, Rachel C. Glaser, Craig L. Levra, Donald J. Howard, Eric S. Olberz, Randall G. Scoville and Kevin J. Ventrudo for election as directors at the Meeting, and has nominated Mr. Attwood for election as the Class A Director.

In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected.  The Stockholders will be considered to have approved the frequency — every three years, every two years or every year — receiving the greatest number of votes. Abstentions and broker non-votes will have no effect with respect to the election of directors or the advisory vote on the frequency of the advisory vote on executive compensation.

Each proposal described in this Proxy Statement, other than the election of directors and the advisory vote on the frequency of the advisory vote on executive compensation, requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting.  With respect to all other such proposals submitted to the Stockholders, abstentions will be included in the number of shares present and entitled to vote with respect to a proposal and, accordingly, will have the effect of a vote "AGAINST" the proposal. However, broker non-votes with respect to any other such proposal submitted to the Stockholders will not be counted as shares present and entitled to vote with respect to that proposal and, accordingly, will not have any effect with respect to the approval of that proposal (other than to reduce the number of affirmative votes required to approve the proposal).

The stockholder advisory votes with respect to executive compensation and the frequency of the advisory vote on executive compensation are not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the results of these votes and take them into consideration when making future decisions regarding executive compensation and the frequency of the advisory vote on executive compensation.

Of the shares of Common Stock outstanding on the Record Date, 7,676,439 shares of Class A Common Stock (or approximately 62% of the issued and outstanding shares of Class A Common Stock) and 105,565 shares of Class B Common Stock (or approximately 6% of the issued and outstanding shares of Class B Common Stock), representing approximately 20% of the total voting power of the Class A Common Stock and the Class B Common Stock, were owned indirectly by Norbert Olberz (the "Founder"), as the co-trustee with his wife, Irene Olberz, of the Olberz Family Trust, a revocable grantor trust (the "Olberz Trust").  In addition, on the Record Date, Craig L. Levra, the Company’s Chairman of the Board, President and Chief Executive Officer, and Howard K. Kaminsky, the Company’s Executive Vice President – Finance, Chief Financial Officer and Secretary, owned 84 and 72,675 shares, respectively, of Class A Common Stock (or less than 1% of the issued and outstanding shares of Class A Common Stock), and 791,435 and 284,571 shares, respectively, of Class B Common Stock (or approximately 61% of the issued and outstanding shares of Class B Common Stock), representing approximately 45% of the total voting power of the Class A Common Stock and the Class B Common Stock.  As a result, Messrs. Olberz, Levra and Kaminsky will have the power to determine the outcome of any matter submitted to the Stockholders.  Messrs. Olberz, Levra and Kaminsky have informed the Company that they intend to vote all shares owned by them "FOR" the election of the Board's nominees, "FOR" the approval of executive compensation, "FOR" a stockholder advisory vote on executive compensation every THREE years, "FOR" the approval of the 2004 Equity Incentive Plan as amended, and "FOR" ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending April 1, 2012.

If a Proxy is properly signed, dated and returned and is not revoked, the shares represented by the Proxy will be voted at the Meeting in accordance with the instructions given in the Proxy.  If no instructions are given in the Proxy, such shares of Common Stock will be voted "FOR" the election of the Board's nominees, "FOR" the approval of executive compensation, "FOR" a stockholder advisory vote on executive compensation every THREE years, "FOR" the approval of the 2004 Equity Incentive Plan as amended, "FOR" ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending April 1, 2012 and in accordance with the recommendations of the Board as to any other matter that may properly be brought before the Meeting or any adjournment or postponement thereof.

Organizations holding Common Stock in "street name" who are members of a stock exchange are required by the rules of the exchange to transmit the proxy materials to the beneficial owner of the Common Stock and to solicit voting instructions with respect to the matters submitted to the Stockholders.  If the organization has not received instructions from the beneficial owner by the date specified in the statement accompanying such proxy materials, the organization may give or authorize the giving of a proxy to vote the Common Stock in its discretion as to some matters, but not as to certain other proposals without specific instructions from the beneficial owner.  When an organization is unable to vote a client's shares on a proposal, the missing votes are referred to as "broker non-votes."  If you hold Common Stock in "street name" and you fail to instruct the organization that holds your shares as to how to vote such shares, the organization may, in its discretion, vote such shares "FOR" ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending April 1, 2012, but not with respect to the election of directors, the advisory vote on executive compensation, the advisory vote on the frequency of such vote on executive compensation, or the approval of the 2004 Equity Incentive Plan as amended.

Procedures for Stockholder Nominations

Under the Company's Bylaws, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting, but only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders with respect to an election to be held at an annual or special meeting of stockholders.  Each such notice shall set forth:  (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the consent of each nominee to serve as a director of the Company if so elected.  The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.  Stockholder nominations submitted in accordance with the requirements of the Bylaws will be forwarded to the Corporate Governance and Nominating Committee.  See "Proposal 1.  Election of Directors – Nominating Procedures and Criteria and Board Diversity."

Cost of Solicitation of Proxies

This Proxy solicitation is made by the Board, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and any other material used in this solicitation of Proxies.  The solicitation of Proxies will be made by mail and may be supplemented by telephone or other personal contact to be made without special compensation by officers and regular employees of the Company.  If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with Stockholders, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile or e-mail, or in person, to request that Proxies be furnished.  No additional compensation will be paid for these services.  The Company will furnish copies of solicitation materials to banks, brokerage houses and other custodians, nominees and fiduciaries to be forwarded to the beneficial owners of Common Stock held in their names.  The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners.

Other Business

As of the date of this Proxy Statement, the Board knows of no business to be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders.  If, however, other matters are properly brought before the Meeting, including a motion to adjourn the Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the Proxyholders intend to vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board, and the authority to do so is included in the Proxy.  Such authorization includes the authority to appoint a substitute nominee or nominees to the Board's nominees identified herein where death, illness or other circumstances arise which prevent any such director nominee from serving in such position and to vote such Proxy for such substitute nominee.

Security Ownership of Principal Stockholders and Management

The following table sets forth as of the Record Date certain information relating to the ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of any class of the Common Stock (other than depositories), (ii) each of the Company's directors and nominees, (iii) each of the Named Executive Officers (as defined below) and (iv) all of the Company's executive officers and directors as a group.

	Class A Common Stock		Class B Common Stock		% of Total Voting
Name and Address (1)	Shares (2)	% of Class (3)	Shares (2)	% of Class (3)	Power (4)

John R. Attwood (5)	48,250	*	4,250	*	*
Rachel C. Glaser (6)	2,000	*	--	*	*
Donald J. Howard (7)	29,000	*	3,000	*	*
Eric S. Olberz (8)	17,194	*	1,750	*	*
Randall G. Scoville (6)	2,000	*	--	*	*
Kevin J. Ventrudo (9)	43,000	*	--	*	*
Craig L. Levra (10)	212,584	1.7	791,435	44.6	33.3
Howard K. Kaminsky (11)	127,175	1.0	285,571	16.1	12.2
Dennis D. Trausch (12)	225,681	1.8	26,300	1.5	1.6
Thomas H. Tennyson (13)	67,500	*	--	*	*
Tim A. Anderson (14)	64,563	*	7,250	*	*
Norbert Olberz (15)	7,676,439	61.8	105,565	5.9	20.4
Wedbush, Inc. (16)	1,039,929	8.4	--	*	2.2
Dimensional Fund Advisors L.P. (17)	632,851	5.1	--	*	1.3
Directors and executive officers as a group (11 persons) (18)	838,947	6.5	1,119,556	62.3	47.5
______________

*	Less than 1%

(1)
The address of each executive officer and director is in care of the Company, One Sport Chalet Drive, La Cañada, California 91011.  The address of Wedbush, Inc. is 1000 Wilshire Boulevard, Los Angeles, California 90017.  The address of Dimensional Fund Advisors L.P. is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(2)	Except as may be set forth below and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares of Common Stock owned.

(3)
Based on 12,414,490 shares of Class A Common Stock and 1,775,821 shares of Class B Common Stock outstanding on the Record Date.  Under Rule 13d-3 of the Securities Exchange Act of 1934, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.  The amount of shares beneficially owned by such person by reason of these acquisition rights is not deemed outstanding for the purpose of calculating the percentage ownership of any other person.  As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at the Record Date.

(Footnotes continued on next page)

(Footnotes continued from prior page)

(4)	Based on 1/20th of one vote for each share of Class A Common Stock and one vote for each share of Class B Common Stock.

(5)	Includes 20,250 shares of Class A Common Stock and 1,750 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 23, 2011.

(6)	Includes 2,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 23, 2011

(7)	Includes 29,000 shares of Class A Common Stock and 3,000 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 23, 2011.

(8)	Includes 11,500 shares of Class A Common Stock and 1,750 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 23, 2011.

(9)
Includes 8,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 23, 2011.  Excludes 6,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

(10)
Includes 212,500 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 23, 2011.  Excludes 152,500 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.  791,435 shares of Class B Common Stock are pledged as collateral for a loan used to pay Mr. Levra’s income taxes resulting from the 2005 recapitalization plan and for subsequent purchases of Class B Common Stock.

(11)
Includes 54,500 shares of Class A Common Stock and 1,000 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 23, 2011.  Excludes 57,500 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

(12)
Includes 93,501 shares of Class A Common Stock and 7,250 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 23, 2011.  Excludes 113,500 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

(13)
Includes 67,500 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 23, 2011.  Excludes 77,500 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

(14)
Includes 64,563 shares of Class A Common Stock and 7,250 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 23, 2011.  Excludes 84,563 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

(Footnotes continued on next page)

(Footnotes continued from prior page)

(15)
Consists of shares held by the Olberz Trust, a revocable grantor trust of which Mr. Olberz and his wife are co-trustees.  7,676,439 shares of Class A Common Stock and 105,565 shares of Class B Common Stock are pledged as collateral for a loan used in conjunction with a real estate construction project.

(16)
Based on information contained in a Schedule 13G/A filed with the SEC on February 15, 2011, by Wedbush, Inc., Edward W. Wedbush and Wedbush Securities, Inc. as joint filers.  Wedbush, Inc. owns all of the shares of Wedbush Securities, Inc.  Edward W. Wedbush is the chairman and owns a majority of the shares of Wedbush, Inc. and is the President of Wedbush Securities, Inc.  Wedbush, Inc. states that it has sole voting power and sole dispositive power over 648,912 shares of Class A Common Stock, shared voting power over 965,629 shares of Class A Common Stock and shared dispositive power over 1,039,929 shares of Class A Common Stock.  Mr. Wedbush states that he has sole voting power and sole dispositive power over 238,660 shares of Class A Common Stock, shared voting power over 965,629 shares of Class A Common Stock and shared dispositive power over 1,039,929 shares of Class A Common Stock.  Wedbush Securities, Inc. states that it has sole voting power and sole dispositive power over 78,057 shares of Class A Common Stock, shared voting power over 965,629 shares of Class A Common Stock and shared dispositive power over 1,039,929 shares of Class A Common Stock.  Mr. Wedbush disclaims beneficial ownership of the Class A Common held by Wedbush, Inc. or Wedbush Securities, Inc.

(17)
Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2011 by Dimensional Fund Advisors L.P. as an investment manager, advisor or sub-advisor of certain investment companies, trusts and accounts.  Dimensional Fund Advisors L.P. states that it has sole voting power over 630,414 shares of Class A Common Stock and sole dispositive power over 632,851 shares of Class A Common Stock.  Dimensional Fund Advisors L.P. disclaims beneficial ownership of the Class A Common Stock held by these investment companies, trusts and accounts.

(18)
Includes 565,314 shares of Class A Common Stock and 22,000 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 23, 2011.  Excludes 491,563 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Executive Officers

The Bylaws of the Company provide that the number of directors of the Company shall be fixed from time to time by the Board, but shall not be less than three.  The number of directors currently is seven.  The Certificate of Incorporation provides that each director shall be elected at each annual meeting of stockholders to hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.

The Certificate of Incorporation provides that each holder of Class A Common Stock shall be entitled to 1/20th of one vote, in person or by proxy, for each share of such class standing in his or her name in the election of directors, and each holder of Class B Common Stock shall be entitled to one vote, in person or by proxy, for each share of such class standing in his or her name in the election of directors.  At the Meeting, the holders of Class A Common Stock shall vote as a separate class for the election of one director (the "Class A Director"), and the holders of the Class A Common Stock and the holders of the Class B Common Stock shall vote together as a single class for the election of all other directors.

The Board has nominated John R. Attwood, Rachel C. Glaser, Craig L. Levra, Donald J. Howard, Eric S. Olberz, Randall G. Scoville and Kevin J. Ventrudo for election as directors at the Meeting, each to hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.  The Board has nominated Mr. Attwood for election as the Class A Director.

Each nominee currently is a director and has indicated his or her willingness to serve.  Unless otherwise instructed, the Proxyholders will vote the Proxies received by them for the nominees of the Board.  If any nominee is unable or unwilling to serve as a director at the time of the Meeting or any adjournment or postponement thereof, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board to fill any vacancy.  The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The Company's Bylaws set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders.  See "General Information – Procedures for Stockholder Nominations" above.  Stockholders have not proposed any candidates for election at the Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD'S NOMINEES.

None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such.  Except as set forth below, there are no family relationships among directors or executive officers of the Company and, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.  Officers serve at the discretion of the Board.

The following table sets forth certain information with respect to the nominees and executive officers of the Company as of the Record Date.  An asterisk (*) by the name of a nominee indicates that the Board has determined that the nominee is "independent" under the rules of the Nasdaq Stock Market ("Nasdaq").

Name	Age	Position

John R. Attwood*	81
Director and Chairman of the Compensation Committee from 1993 until 2011 and a member of the Audit Committee from 1993 until 2001.  Mr. Attwood was the President of Attwood Enterprises, a consulting business from 1988 until 2008.  He was the Chairman of Coca-Cola Bottling of Los Angeles and a Senior Vice President and a Group President of Beatrice Companies, Inc., the parent company of Coca-Cola Bottling of Los Angeles, until his retirement in 1986.  He received a Bachelors Degree in Business Administration from California State University, Los Angeles.

With his extensive tenure and senior executive positions with Coca-Cola Bottling of Los Angeles and Beatrice Companies, Inc., Mr. Attwood brings to the Board extensive experience in marketing consumer products, operations and business organization and management.

Rachel C. Glaser*	49
Director and a member of the Audit Committee and the Corporate Governance and Nominating Committee since August 2010.  Ms. Glaser is currently the Chief Operating Officer and Chief Financial Officer for MyLife.com, a subscription-based people search business.  From 2005 to 2008, Ms. Glaser was the Senior Vice President of Finance at Yahoo! Inc. (NASDAQ: YHOO), a global internet services provider.  From 1986 to 2005, Ms. Glaser held positions of increasing responsibility at The Walt Disney Company (NYSE:  DIS), a media and entertainment company, and was Vice President of Operations and Business Planning for the Consumer Products group at the time of her departure.  Ms. Glaser received a Bachelors Degree in Organizational Behavior and Psychology from the University of California at Berkeley and a Masters Degree in Business Administration from the University of Southern California.

With her 28 years of experience in a wide variety of leadership positions, during which she had significant experience in the consumer sector, together with her service as the Chief Operating Officer of an internet company, Ms. Glaser provides the Board with extensive experience in online business, finance, and accounting.

Craig L. Levra	52
Chairman of the Board since 2001, director since 1998, President since 1997, Chief Operating Officer from 1997 until 1999 and Chief Executive Officer since 1999.  Prior to joining the Company, Mr. Levra was employed by The Sports Authority, then the nation's largest sporting goods retailer.  During his five-year tenure with that company, he held positions of increasing responsibility in merchandising and operations and was Vice President of Store Operations at the time of his departure.  Mr. Levra received a Bachelors Degree and a Masters Degree in Business Administration from the University of Kansas.  Mr. Levra currently serves on the Board of Directors of Junior Achievement of Southern California, the Board of Directors of the Southern California Committee for the Olympic Games, and the Board of Directors of the Los Angeles Sports and Entertainment Commission.

With his executive experience with The Sports Authority and 14 years as the principal operating officer of the Company, Mr. Levra brings to the Board extensive experience in sporting goods retailing in general and in the markets, customers, vendors and communities with which the Company does business.  His service with numerous community organizations also provides him insight into the needs, aspirations and trends of the Company's markets.  Mr. Levra's leadership of management's aggressive response to the severe and persistent macroeconomic downturn has provided him a unique understanding of the Company's business for use in aligning the Company's strategy to developing trends in macroeconomic conditions and the Company's industry.

Name	Age	Position

Donald J. Howard*	65
Director since 2004, a member of the Compensation Committee since 2004, the Corporate Governance and Nominating Committee since 2005 and the Audit Committee from 2007 until 2010, and the Chairman of the Compensation Committee since April 2011.  Mr. Howard currently is Executive Vice President of Fritz Duda Company, a diversified real estate investment and development company.  From 1998 until joining Fritz Duda Company, he was a Partner and Senior Vice President, Development of Marketplace Properties, a shopping center development company.  He served as Senior Vice President, Development of Donahue Schriber, a Southern California mall development company, from 1997 until joining Marketplace Properties in 1998, and as Senior Vice President, Real Estate/Construction of The Vons Companies, Inc., a leading grocery store chain, from 1994 to 1997.  Mr. Howard has been employed in the development, construction and management of retail properties in Southern California since 1974.  He received a Bachelors Degree in Business Administration from the University of Southern California.

With his 37 years of experience in the development, construction and management of retail properties in Southern California, Mr. Howard is an invaluable resource to management with respect to managing the Company's real estate assets.

Eric S. Olberz	48
Director since 1992, a member of the Compensation Committee from 1992 until 2004 and a member of the Audit Committee from 1992 until 2001.  Mr. Olberz is the Chief Financial Officer of several real estate corporations controlled by the Company’s founder. He was employed as a staff accountant with BDO/Nation Smith Hermes Diamond-Accountants & Consultants from 2000 to 2002.  Mr. Olberz worked primarily with the firm's family office group, providing wealth management services for high net worth individuals.  From 1999 to 2000, he was employed as a staff auditor with Moreland & Associates.  Mr. Olberz was President and owner of Camp 7, Inc., a soft goods manufacturing operation located in Santa Ana, California, from 1995 to 1996 and Vice Chairman of the Company from 1994 to 1995, Vice President from 1984 to 1994 and Secretary from 1992 to 1995.  Mr. Olberz resigned as an officer and employee of the Company concurrently with Camp 7, Inc.'s acquisition of the Company's soft goods manufacturing operations in 1995.  Mr. Olberz received a Bachelors Degree with an emphasis in accounting from National University and is a Certified Public Accountant.  Mr. Olberz is the son of Norbert Olberz, the Founder.

With ten years as an accountant, 11 years as an executive of the Company and nine years operating Camp 7, Inc., Mr. Olberz provides the Board with accounting and operational expertise and an intimate knowledge of the Company's operations.

Name	Age	Position

Randall G. Scoville*	50
Director, Chairman of the Audit Committee and a member of the Compensation Committee since August 2010.  Mr. Scoville was, from 1995 to 1999 and from 2005 to current, the Chief Accounting Officer and Senior Vice President of International Operations for Unified Grocers, Inc., a $4 billion cooperative that provides distribution, manufacturing, financial and insurance services to 4,000 retail customers.  Prior to Unified Grocers, Inc., Mr. Scoville was Chief Financial Officer of Cardenas Markets, Inc., a supermarket chain, from 2003 to 2005, Coastal Pacific Acquisition Company, an asset holding company from 2002 to 2003, and Trader Joe's, a specialty retailer, from 1999 to 2002.  Between 1992 and 1995, he was the Director of Planning and Analysis for Food 4 Less Supermarkets, Inc./Ralphs Grocery Company, a supermarket chain.  From 1983 to 1992, Mr. Scoville was employed by KPMG Peat Marwick and was a Senior Manager in the audit department at the time of his departure.  Mr. Scoville is a Certified Public Accountant and an active board member of California Shopping Cart Retrieval Corporation, a wholly owned subsidiary of California Grocers Association.  Mr. Scoville received a Bachelors Degree in Business Economics from the University of California, Santa Barbara.

With his 28 years of experience in a wide variety of leadership positions, during which he had significant experience in the consumer sector, together with his service as the Chief Financial Officer of retail companies, Mr. Scoville provides the Board with extensive experience in Sarbanes Oxley Act of 2002 compliance, accounting, finance and global retail operations.

Kevin J. Ventrudo*	52
Director since 2009 and Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation Committee and Audit Committee since 2009.  From 2006 to 2007, Mr. Ventrudo provided consulting services to Dominion Nutrition, Inc., a development stage company in the dairy products sector.  From 2004 through 2006, he served as Managing Partner of Investment Homes International, a real estate concern.  From 2003 to 2004, he served as Chief Executive Officer of Woodstone Consulting Company, a consulting firm focused on improving individual and organizational effectiveness.  He previously served as a Managing Director of SG Cowen Securities Corporation from 1998 to 2001, a Managing Director of Smith Barney from 1994 to 1998, a Managing Director of Sutro & Co. Incorporated from 1991 to 1994, the Chief Financial Officer of L.A. Gear, Inc., a footwear and apparel company, from 1990 to 1991, and a Vice President of Merrill Lynch Capital Markets from 1985 to 1990.  Mr. Ventrudo received a Bachelors Degree in economics from Yale University and a Masters Degree in Business Administration from Stanford Graduate School of Business.

Mr. Ventrudo's 16 years in the investment banking industry, during which he had significant experience with clients in the retail, apparel and consumer sectors, together with his service as the Chief Financial Officer of a leading footwear manufacturer and his entrepreneurial experience, including time heading a consulting firm focusing on organizational effectiveness, provides the Board with extensive experience in finance and accounting, strategy and organizational effectiveness.

Name	Age	Position

Howard K. Kaminsky	53
Chief Financial Officer since joining the Company in 1985, Executive Vice President – Finance since 2000 and Secretary since 1995.  Mr. Kaminsky served as Vice President – Finance from January to April 1997, Senior Vice President – Finance from 1997 to 2000 and Treasurer from 1992 to 1997.  Prior to joining the Company, Mr. Kaminsky was employed in the auditing division of Ernst & Young LLP where he became a Certified Public Accountant.  He received a Bachelors Degree in Business Administration from California State University, Northridge.  Mr. Kaminsky is a member of Financial Executives International.

Dennis D. Trausch	62
Executive Vice President – Growth and Development since 2002 and Executive Vice President – Operations from 1988 until 2002.  Since joining the Company in 1976, Mr. Trausch has served in various positions starting as a salesperson and assuming positions of increasing responsibility in store and Company operations.  Mr. Trausch is currently responsible for real estate, lease negotiations, facilities, construction, logistics and the distribution center.  He majored in Mathematics at Glendale College.  Mr. Trausch has been a member of the International Council of Shopping Centers since 1990.

Thomas H. Tennyson	51
Executive Vice President and Chief Merchandising Officer since joining the Company in 2008.  Mr. Tennyson has more than 25 years of experience with department and specialty retail stores.  He served as Senior Vice President and General Merchandise Manager of Mervyns Department Stores from 2005 until joining the Company, and from 2004 to 2005 as Vice President, Divisional Merchandise Manager of Galyan's Trading Company which was acquired by Dick's Sporting Goods in 2004.  From 1999 to 2004, Mr. Tennyson held positions of increasing responsibility with Kohl's Department Stores and was Vice President, Divisional Merchandise Manager at the time of his departure.  From 1984 to 1999, he held various management positions with the Department Store Division of Dayton-Hudson Corporation.  Mr. Tennyson received a Bachelors Degree in Retail Merchandising from the University of Wisconsin-Stout.

Name	Age	Position

Tim A. Anderson	51
Executive Vice President – Retail Operations, Loss Prevention and Specialty Services since January 2011, Executive Vice President – Retail Operations from June 2010 to January 2011, Senior Vice President – Retail Operations from 2007 to 2010, Vice President – Retail Operations from 2003 to 2007 and Director of Store Operations from 2002 to 2003.  Mr. Anderson is responsible for store operations, store employees and specialty services.  He was employed by Vans Incorporated, a national apparel and footwear retailer, as Director of Retail Operations from 1998 until joining the Company.  Prior to Vans Incorporated, Mr. Anderson held various positions with national retailers such as Gap, Inc. and Limited Brands.  He majored in Communications at Iowa Central.

Committees of the Board

The Board has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.  Each committee consists of two or more directors who serve at the discretion of the Board.  Each member of each committee is "independent" as defined under the applicable rules of Nasdaq, and each member of the Audit Committee is "independent" as defined under the applicable rules of the SEC and possesses the qualifications required by Nasdaq.

Audit Committee.  The Audit Committee currently consists of Mr. Scoville, who serves as the chairman of the committee, and Ms. Glaser and Mr. Ventrudo.  The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities regarding (i) the Company's accounting and system of internal controls, (ii) the quality and integrity of the Company's financial reports, (iii) the Company's compliance with legal and regulatory requirements, and (iv) the independence and performance of the Company's independent registered public accounting firm.  The Board has determined that Mr. Scoville qualifies as an "audit committee financial expert" as defined under the rules of the SEC.

Compensation Committee.  The Compensation Committee currently consists of Mr. Howard, who serves as the chairman of the committee, and Messrs. Attwood and Scoville.  The purpose of Compensation Committee is to help to ensure that (i) the executive officers of the Company are compensated in a manner consistent with the compensation strategy of the Company determined by the Board, (ii) the treatment of all executive officers is in an equitable and consistent manner, (iii) the Company maintains the ability to recruit and retain qualified executive officers, and (iv) the requirements of the appropriate regulatory bodies are met.  The committee also administers the Company's 1992 Incentive Award Plan (the "1992 Plan"), Employee Incentive Plan, Bonus Plan, Employment Retirement Savings Plan (the "401(k) Plan"), and 2004 Equity Incentive Plan (the "2004 Plan").

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee currently consists of Mr. Ventrudo, who serves as the chairman of the committee, and Messrs. Glaser and Howard.  The principal purposes of the Corporate Governance and Nominating Committee are to help ensure that (i) the Board is appropriately constituted to meet its fiduciary obligations to the stockholders and the Company, and (ii) the Company has followed and continues to follow appropriate governance standards.  To carry out its purposes, the committee (i) identifies individuals qualified to become members of the Board, consistent with criteria approved by the Board, (ii) recommends the director nominees to be selected by the Board for the next annual meeting of stockholders, (iii) develops and recommends to the Board corporate governance principles applicable to the Company, and (iv) oversees the evaluation of the Board and management.  For further information concerning the criteria and procedures for selecting director nominees, see "Nominating Procedures and Criteria and Board Diversity" below.

Charters of the Committees.  Each standing committee of the Board has recommended, and the Board has adopted, and may amend from time to time, a written charter, a copy of which is available on the Company's website at sportchalet.com.

Meetings of the Board and Committees

The Board held nine meetings during the fiscal year ended April 3, 2011.  The Audit Committee held four meetings, the Compensation Committee held seven meetings, and the Corporate Governance and Nominating Committee held five meetings, during the fiscal year ended April 3, 2011.  Each person who was a director of the Company or a member of a committee of the Board was present for at least 75% of the meetings of the Board and all such committees held during the fiscal year ended April 3, 2011.

It is the policy of the Company to require members of the Board to attend the annual meeting of stockholders, if practicable.  Each director attended the 2010 annual meeting of stockholders.

Board Leadership Structure

The Chairman of the Board conducts each Board meeting and sets the agenda of each Board meeting after consulting with members of the Board and management.  The Chairman of the Board also has the responsibility of establishing effective communication with the Company's stakeholders, including stockholders, employees, customers, communities, suppliers and creditors.

Although the Board has no policy regarding the separation of the position of the Chairman of the Board and the position of the Chief Executive Officer of the Company, each position has been held by the same person for substantially the entire history of the Company.  The Board currently believes that having a single person hold the position of the Chairman of the Board and the Chief Executive Officer of the Company is the best solution to govern the Company efficiently because it (1) provides each director with immediate and regular access to the principal operating officer of the Company, (2) provides the Chief Executive Officer with direct and unfiltered communication with each director, (3) eliminates the costs associated with maintaining an independent office of the Chairman of the Board, and (4) encourages the chair of each Board committee and each individual director to take a more hands-on approach to the affairs of the Board than he or she might if there were an independent office of the Chairman directing Board affairs.

Risk Oversight

The Board is responsible for overseeing the Company's risk management process by (i) overseeing the Company's efforts to align its management of risks with its strategic objectives, (ii) overseeing the establishment and implementation of a risk oversight framework, and (iii) reviewing the effectiveness of the risk oversight framework in the identification, assessment, monitoring, management and disclosure of significant risks.  The Company's risk management process is intended to provide reasonable assurance that procedures are in place to identify, assess, monitor, manage and disclose risks that may have a material adverse effect on the achievement of the Company's strategic objectives.

Nominating Procedures and Criteria and Board Diversity

Among its functions, the Corporate Governance and Nominating Committee considers and approves nominees for election to the Board.  In addition to the candidates proposed by the Board or identified by the committee, the committee considers candidates for director suggested by stockholders, provided such recommendations are made in accordance with the procedures set forth in the Bylaws and described under "General Information – Procedures for Stockholder Nominations" above.  Stockholder recommendations that comply with these procedures will constitute valid nominations and will receive the same consideration that the committee's nominees receive.  Stockholders have not proposed any candidates for election at the Meeting.

Essential criteria for all candidates considered by the Corporate Governance and Nominating Committee include the following:

•	integrity and ethical behavior;

•	maturity;

•	management experience and expertise;

•	independence and diversity of thought;

•	broad business or professional experience that complements that of other directors;

•	an understanding of business and financial affairs and the complexities of business organizations;

•	the ability to actively participate in Board and committee activities; and

•	the ability to work professionally and effectively with other directors and management.

In evaluating candidates for certain Board positions, the committee evaluates additional criteria, including the following:

•	financial or accounting expertise;

•	experience in the Company's industry;

•	business and other experience relevant to public companies of a size comparable to the Company; and

•	experience in investment banking, commercial lending or other financing activities.

In selecting director nominees, the committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate's ability to contribute to the success of the Company.

The Corporate Governance and Nominating Committee believes that the Board should include individuals with a broad range of relevant professional expertise, experience and education and reflect the diversity and cultural and geographical perspectives of the Company's employees, customers and suppliers.

The Board's nominees for the Meeting have been recommended by the Corporate Governance and Nominating Committee, and have been selected by the full Board.

Communications with Directors

Stockholders may communicate with the chair of the Audit Committee, the Compensation Committee, or the Corporate Governance and Nominating Committee, or with the independent directors individually or as a group, by writing to any such person or group c/o the Secretary of the Company, at the Company's office at One Sport Chalet Drive, La Cañada, California  91011.

Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication.  In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including the following:  junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements.  In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any such communication that is not distributed will be made available to any independent director upon request.

Communications that include information better addressed by the complaint hotline supervised by the Audit Committee will be delivered to the hotline.

Compensation of Directors

The following table sets forth the compensation paid to our non-employee directors for their service in fiscal 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

John R. Attwood	41,400	--	3,192	--	--	--	44.592
Rachel C. Glaser	26,925	--	3,192	--	--	--	30,117
Donald J. Howard	39,600	--	3,192	--	--	--	42,792
Eric S. Olberz	28,800	--	3,192	--	--	--	31,992
Randall G. Scoville	34,125	--	3,192	--	--	--	37,317
Kevin J. Ventrudo	41,400	--	3,192	--	--	--	44,592
_______________

(1)
These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each director has actually realized benefit from the awards.  The value of the equity awards in columns (c) and (d) is based on the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718, without regard to the estimate of forfeitures related to service-based vesting conditions.  Amounts reported for stock options are determined using the Black-Scholes option pricing model.  This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates.  See Note 2 to the Company's audited financial statements for the fiscal year ended April 3, 2011, included in the Company's Annual Report on Form 10-K filed with the SEC on June 8, 2011, for a discussion of the relevant assumptions used in calculating grant date fair value.

Directors who are employees of the Company are compensated as officers of the Company and receive no separate compensation for serving as directors.  Non-employee directors receive an annual retainer of $22,500 plus $900 for each Board or committee meeting attended during the fiscal year.  The chair of the Audit Committee receives an additional $1,800 for each Audit Committee meeting attended, and the other committee chairs receive an additional $900 for each meeting of their respective committees attended.  Directors also receive reimbursement of expenses incurred in attending meetings.  The Board may modify such compensation in the future.

On the date of each annual meeting of stockholders each non-employee director currently is granted options under the 2004 Plan to purchase 2,000 shares of Class A Common Stock at the fair market value on the date of grant.  All options are fully vested upon grant and expire ten years from the date of grant.  See "Narrative to Summary Compensation Table and Grants of Plan Based Awards Table – 2004 Equity Incentive Plan."

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Howard (Chairman), Attwood and Scoville. No member of the Compensation Committee has served as one of the Company’s officers or employees at any time.  None of the executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

Code of Conduct

The Company has adopted a Code of Conduct applicable to all directors, officers and employees of the Company.  A copy of the Code of Conduct is available on the Company's website, sportchalet.com.  The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Conduct applicable to our Chief Executive Officer and senior financial executives on our website within four business days following the date of such amendment or waiver.

Audit Committee Report

The Report of the Audit Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE AUDIT COMMITTEE

The Board maintains an Audit Committee comprised of three of the Company's directors.  Each member of the Audit Committee meets the independence and experience requirements of the Nasdaq Stock Market and the independence requirement of the SEC.  Mr. Scoville qualifies as an “audit committee financial expert” as defined under the rules of the SEC.  The Audit Committee assists the Board in monitoring the accounting, auditing and financial reporting practices of the Company.

Management is responsible for the preparation of the Company's financial statements and financial reporting process, including its system of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee:

•	Reviewed and discussed with management the audited financial statements contained in the Company's Annual Report on Form 10-K for fiscal 2011; and

•	Obtained from management their representation that the Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The Company's independent registered public accounting firm is responsible for performing an audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on whether the Company's financial statements present fairly, in all material respects, the Company's financial position and results of operations for the periods presented and conform with accounting principles generally accepted in the United States.  In fulfilling its oversight responsibilities, the Audit Committee:

•	Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended ("Communication with Audit Committees");

•
Reviewed and discussed with the independent registered public accounting firm the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board as currently in effect; and

•
Reviewed and discussed with the independent registered public accounting firm whether the rendering of the non-audit services provided by them to the Company during fiscal 2011 was compatible with their independence.

The Audit Committee operates under a written charter, which was adopted by the Board and is assessed annually for adequacy by the Audit Committee.  The charter is available on the Company's website at sportchalet.com.

The Audit Committee held four meetings with the independent registered public accounting firm during fiscal 2011, in each case with and without management present.  In performing its functions, the Audit Committee acts only in an oversight capacity.  It is not the responsibility of the Audit Committee to determine that the Company's financial statements are complete and accurate, are prepared in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls.  Nor is it the duty of the Audit Committee to determine that the audit of the Company's financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company's registered public accounting firm is independent.

Based upon the reviews and discussions described above, and the report of the independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended April 3, 2011, for filing with the SEC.

The Audit Committee also has recommended, and the Board also has approved, the selection of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending April 1, 2012, subject to ratification by the Stockholders at the Meeting.

Dated: June 1, 2011	THE AUDIT COMMITTEE Randall G. Scoville, Chairman Rachel C. Glaser Kevin J. Ventrudo

Certain Relationships and Related Transactions

Policy Regarding Related Person Transactions

 The Board has adopted a written policy which requires the Audit Committee to review and approve or ratify any transaction (a “related person transaction”) in which the Company was, or is to be, a participant and in which any director, executive officer, nominee for director or beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, or any immediate family member of any such person, has a direct or indirect material interest. The policy requires the following:

•
the Audit Committee shall review any proposed agreement or arrangement relating to a related person transaction or series of related person transactions, and any proposed amendment to any such agreement or arrangement;

•
the Audit Committee shall establish standards for determining whether the transactions covered by such proposed agreement or arrangement are on terms no less favorable to the Company than could be obtained from an unrelated third party (“fair to the Company”);

•
before the Company enters into any such proposed agreement or arrangement, and at least annually thereafter, the Company's accounting department shall report to the Audit Committee whether the transactions covered by such agreement or arrangement are fair to the Company under the standards established by the Audit Committee;

•
the Audit Committee shall not pre-approve, and shall make all reasonable efforts (taking into account the cost thereof to the Company) to cancel or cause to be renegotiated, any such agreement or arrangement which is not so determined to be fair to the Company; and

•	the Company will disclose any related person transactions required to be disclosed by the rules promulgated by the SEC, in the manner so required.

Property Leases

The Company leases from corporations controlled by Norbert Olberz, the father of Eric S. Olberz and the Company’s founder (the "Founder"), its corporate office in La Cañada and its stores in La Cañada, Huntington Beach and Porter Ranch, California.  The Company has incurred rental expense to the Founder of $3.1 million, $3.2 million, and $2.8 million in fiscal 2011, 2010 and 2009, respectively.  The following table sets forth base rent for the remaining lives on these related leases (excluding options for renewal).

Related Party payment due by period
Total	Less than 1 year	2 years	3 years	4 years	5 years	More than 5 years
$13,101,829	$2,568,941	$2,331,721	$2,141,750	$2,075,167	$1,495,750	$2,524,500

Management believes that the occupancy costs under the leases with corporations controlled by the Founder are no higher than those which would be charged by unrelated third parties under similar circumstances.

Compliance with Reporting Requirements of Section 16

Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any person holding ten percent or more of either class of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports.  Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons.  Based solely upon a review of copies of reports filed with the SEC, each person subject to the reporting requirements of Section 16(a) has filed timely all reports required to be filed in fiscal 2011.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Meeting, the Stockholders will be asked to approve the compensation of the Named Executive Officers as disclosed below pursuant to the compensation disclosure rules of the SEC, including the information in "Compensation Discussion and Analysis" and in the Summary Compensation Table and other related tables and narrative disclosure below in "Executive Compensation."

As discussed below, our executive compensation programs are designed to attract, retain and motivate executives who are critical to our long-term growth and profitability. Under these programs, our executives are incentivized to achieve Company performance goals and individual objectives established by the Compensation Committee, without encouraging undue or unreasonable risk-taking.

The Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices. Please see "Compensation Discussion and Analysis" and "Executive Compensation" for information about our executive compensation programs, including information about the fiscal 2011 compensation of the Named Executive Officers.

This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the executive compensation philosophy and decisions described in "Compensation Discussion and Analysis" and "Executive Compensation."

This vote is advisory and is not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders and will review the result of the vote and take it into consideration when making future decisions regarding executive compensation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN "COMPENSATION DISCUSSION AND ANALYSIS" AND "EXECUTIVE COMPENSATION."

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF THE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Meeting, the Stockholders will be asked to indicate how frequently we should hold future stockholder advisory votes on executive compensation. By voting on this proposal, Stockholders may indicate whether they would prefer a stockholder advisory vote on executive compensation once every one year, two years or three years.

After careful consideration, the Board has decided to recommend that Stockholders vote in favor of holding a stockholder advisory vote on executive compensation every three years. The Board supports a triennial vote because the Board believes that this frequency will provide the Company with sufficient time to discuss with stockholders the results of the vote on executive compensation and develop an action plan to respond, and will align more closely with the long-term strategic objectives of our executive compensation programs.

The frequency — one year, two years or three years — that receives the greatest number of votes will be considered to have been approved by the stockholders. This vote is advisory and is not binding on the Company or the Board. However, the Board values the opinions of our stockholders and will consider the result of this vote in setting the frequency of future stockholder advisory votes on executive compensation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" HOLDING FUTURE STOCKHOLDER ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION EVERY THREE YEARS.

PROPOSAL 4

APPROVAL OF 2004 EQUITY INCENTIVE PLAN AS AMENDED

General

At the Meeting, the Stockholders will be asked to approve the Company's 2004 Equity Incentive Plan as amended (the "2004 Plan") to increase by 600,000 the number of shares of Common Stock which may be subject to awards granted under the 2004 Plan. Stockholder approval of the 2004 Plan will allow the Company to continue to provide long-term incentives to selected participants who are responsible for the Company's success and growth.  Additionally, Stockholder approval of the 2004 Plan will also (i) automatically extend the term of the 2004 Plan for ten (10) years from the date of the Meeting (or August 11, 2021), (ii) provide that the Plan and Awards are interpreted in a manner consistent with Internal Revenue Code (“Code”) Section 409A regarding deferred compensation, and (iii) enable stock options, stock appreciation rights ("SARs"), stock awards and cash awards to employees covered by Code Section 162(m) to be eligible to qualify as tax-deductible, performance-based compensation and for incentive stock option grants to employees to qualify for favorable federal income tax treatment under Code Section 422.

The 2004 Plan, as so amended, was approved by the Board on June 1, 2011, subject to the Stockholders' approval.  Apart from the increase to the number of shares available for issuance under the 2004 Plan, the extension of the term, and the addition of a Code Section 409A “savings” clause, there are no other revisions to the prior version of the 2004 Plan which was previously approved by both the Board and the Company’s stockholders.

Under the 2004 Plan, employees, non-employee directors and consultants of the Company and its subsidiaries are eligible to receive shares of the Common Stock of the Company (which may be either Class A shares or Class B shares) or other securities or benefits with a value derived from the value of the Common Stock of the Company. The purpose of the 2004 Plan is to enable the Company to attract, retain and motivate employees, non-employee directors and consultants by providing for or increasing their proprietary interests in the Company and, thereby, further align their interests with those of the Company's stockholders.

Purpose and Effect of the Amendment

The Stockholders will be asked at the Meeting to consider and vote upon a proposal to approve the 2004 Plan as amended to increase by 600,000 from 2.4 million to 3.0 million the shares of Common Stock which may be subject to awards granted under the 2004 Plan.  In addition, approval of this Proposal will permit a maximum of 3.0 million shares to be issued pursuant to the exercise of incentive stock options.

The foregoing summary of the 2004 Plan as amended is qualified in its entirety by a copy of the amended 2004 Plan attached to this Proxy Statement as Appendix A.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE 2004 EQUITY INCENTIVE PLAN AS AMENDED

Option Grants and Exercises and Available Shares

As of the Record Date, 234,216 shares have been issued pursuant to awards granted under the 2004 Plan, 1,907,571 shares were subject to awards outstanding under the 2004 Plan, and 288,755 shares were available for issuance under awards that may be granted under the 2004 Plan. For information concerning the grant of awards during fiscal 2011 and 2012 to the Named Executive Officers, the exercise of stock options during fiscal 2011 by the Named Executive Officers, and unexercised stock options held by the Named Executive Officers as of April 3, 2011, see "Executive Compensation — Grants of Plan-Based Awards," "Executive Compensation — Option Exercises and Stock Vested" and "Executive Compensation — Outstanding Equity Awards at Fiscal Year-End."

Vote Required

The affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the approval of the 2004 Plan at the Meeting is required to approve the 2004 Plan as amended. Abstentions will be included in the number of votes cast on the proposal and, accordingly, will have the effect of a vote "AGAINST" the proposal. However, broker non-votes will not be included in the number of shares counted as being present for the purposes of voting on the proposal and, accordingly, will have the effect of reducing the number of affirmative votes required to approve the proposal.

Summary of the 2004 Plan as Amended

The following summary of the 2004 Plan as amended does not purport to be a complete description of the Plan and is qualified in its entirety by reference to its full text, a copy of which is attached to this Proxy Statement as Appendix A.

General.  The 2004 Plan was effective on August 2, 2004 and was approved by the Board and Company’s Stockholders.  Under the 2004 Plan, awards may be granted to employees, directors and consultants of the Company and its affiliates.  The purpose of the 2004 Plan is to encourage ownership in the Company by key personnel whose long-term service is considered essential to the Company's continued progress and, thereby, encourage recipients to act in the stockholders' interest and share in the Company's success.

As of the Record Date, 202,285 shares of Class A Common Stock and 31,931 shares of Class B Common Stock had been issued under the 2004 Plan, 1,881,820 shares of Class A Common Stock and 25,751 shares of Class B Common Stock were subject to outstanding awards, and there were 288,755 shares of Common Stock available for issuance under awards that may be granted in the future and such awards can be settled with either Class A or Class B shares.

As of June 24, 2011, approximately 3,100 employees (including the Named Executive Officers) and the Company's directors were eligible to participate in the 2004 Plan

As of June 24, 2011, as reported by the Nasdaq Global Market, the fair market value of a share of Class A Common Stock was $2.08 and the fair market value of a share of Class B Common Stock was $2.03.

Administration.  The 2004 Plan is administered by the Compensation Committee of the Board (the "Committee").  Subject to the provisions of the 2004 Plan, the Committee has a wide degree of flexibility in determining the recipients of awards, the terms and conditions of awards, and the number of shares or amount of cash to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon the achievement by the Company of specified performance criteria.  The expenses of administering the 2004 Plan are borne by the Company.  The Committee also has the authority to amend outstanding awards, including modifying or waiving the vesting and exercisability conditions, and to offer to buy out outstanding awards on terms that the Committee establishes.

Terms of Awards.  The 2004 Plan authorizes the Committee to enter into options, stock awards, SARs or cash awards with an eligible recipient.  An award may consist of one such security or benefit or two or more of them in tandem or in the alternative.

An award granted under the 2004 Plan may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transactions.

As a result of Section 162(m) of the Code (see section "Internal Revenue Code Section 162(m) Limits" section below), the 2004 Plan states that the aggregate number of shares subject to awards granted under the 2004 Plan during any calendar year to any one recipient shall not exceed 250,000, except that in connection with his or her initial service, an award may be granted conveying an additional 250,000 shares.

If awards granted under the 2004 Plan expire, are canceled or otherwise terminate without being exercised, the Common Stock not purchased pursuant to the award again becomes available for issuance under the 2004 Plan.

Payment of Exercise Price.  An award may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant thereto, or to pay all or part of such recipient's tax withholding obligation with respect to such issuance, by (i) delivering cash, or (ii) delivering previously owned shares of capital stock of the Company or (iii) delivering consideration received by the Company under a broker assisted sale and remittance program, the terms and conditions of which will be determined by the Committee.

Amendment and Termination of the 2004 Plan.  The Board may amend, alter, suspend or terminate the 2004 Plan, or any part thereof, at any time and for any reason.  However, the Company will obtain stockholder approval for any amendment to the 2004 Plan to the extent required by applicable laws or stock exchange rules.  In addition, without limiting the foregoing, unless approved by the Company's stockholders, no such amendment shall be made that would:  (1) increase the maximum number of shares for which awards may be granted under the 2004 Plan, other than an increase pursuant to a change in the Company's capitalization; (2) reduce the exercise price of outstanding SARs or options; (3) change the class of persons eligible to receive awards under the 2004 Plan.  No such action by the Board or stockholders may alter or impair any award previously granted under the 2004 Plan without the written consent of the recipient.

 Term.  Awards may not be granted under the 2004 Plan on or after the tenth anniversary of the later of the date the Plan or any amendment to add shares to the Plan is approved by the stockholders of the Company (or August 11, 2021 if Proposal 4 is approved by the Stockholders).  Any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms.

Terms and Conditions of Stock Options.  A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time.  The Committee may grant options that either are intended to be "incentive stock options" as defined under Section 422 of the Code, or are not intended to be incentive options ("non-qualified stock options").  The Committee will determine the number of shares covered by each stock option and the exercise price of the shares subject to each stock option and the vesting conditions.  A stock option granted under the 2004 Plan generally cannot be exercised until it becomes vested.  The maximum term life for stock options granted under the 2004 Plan may not exceed ten years from the date of grant although the Committee may establish a shorter period at its discretion.

Incentive stock options may be granted only to employees.  No incentive stock option may be granted under the 2004 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of the grant.  In addition, the aggregate fair market value, determined at the time of the grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its subsidiaries) may not exceed $100,000.

Terms and Conditions of Stock Awards.  Stock awards may be in the form of shares or stock units.  Stock units are the right to receive an amount equal to the fair market value of the shares covered by the stock unit at some future date after the grant. Each stock award agreement will contain provisions regarding (1) the number of shares subject to such stock award or a formula for determining such number, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance criteria, if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retained and vested, as applicable, (4) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Committee, (5) restrictions on transferability of the stock award, and (6) such further terms and conditions, in each case not inconsistent with the 2004 Plan, as may be determined from time to time by the Committee.

Terms and Conditions of Stock Appreciation Rights ("SARs").  A SAR is the right to receive, upon exercise, an amount equal to the difference between the fair market value of the shares on the date of the SAR's exercise and the fair market value of the shares covered by the exercised portion of the SAR on the date of grant. The Committee determines the terms of SARs, including the exercise price, the vesting and the term of the SAR. The maximum term life for SARs granted under the 2004 Plan may not exceed ten years from the date of grant subject to the discretion of the Committee to establish a shorter period. Settlement of a SAR may be in shares of Common Stock or in cash, or any combination thereof, as the Committee may determine.

Terms and Conditions of Cash Awards.  Each cash award agreement will contain provisions regarding (1) the performance goals and maximum amount payable to the recipient as a cash award, (2) the performance criteria and level of achievement versus the criteria that will determine the amount of such payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with the 2004 Plan, as may be determined from time to time by the Committee.  In order to be eligible to qualify as performance-based compensation under Code Section 162(m), the maximum amount payable as a cash award that is settled for cash may not exceed $2,000,000 with respect to any one person in any fiscal year.

Performance Goals.  The business criteria on which performance goals are based under the 2004 Plan will be determined on a case-by-case basis by the Committee.  The performance criteria may include (l) cash flow; (2) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (3) earnings per share (pre and after tax); (4) growth in earnings or earnings per share; (5) stock price; (6) return on equity or average stockholders' equity; (7) total stockholder return; (8) return on capital; (9) return on assets or net assets; (10) return on investment; (11) revenue; (12) income or net income; (13) operating income or net operating income; (14) operating profit or net operating profit; (15) operating margin; (16) return on operating revenue; (17) market share; (18) contract awards or backlog; (19) overhead or other expense reduction; (20) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (21) credit rating; (22) strategic plan development and implementation; (23) EBITDA, (24) comparable store sales; (25) labor productivity; (26) gross profit percentage of sales or dollars; (27) inventory turn; (28) new store performance; (29) new store sales; (30) new store profitability; (31) number of new stores opened; and (32) any other similar criteria as may be determined by the Committee.

If this Proposal is approved by the Stockholders, then each of the above performance criteria would be approved for use, at the Committee's discretion, in awards that are intended to qualify as performance-based compensation under Code Section 162(m). Including one or more of the foregoing performance conditions in stock awards to Code Section 162(m) "Covered Employees" (as defined below in the "Internal Revenue Code Section 162(m) Limits" section) can permit these awards to qualify as performance-based compensation. Certain other awards, such as stock options, may qualify as performance-based compensation under Code Section 162(m) without including of any of the above performance criteria.

Approval of the material terms of the 2004 Plan (which consists of participant eligibility, the foregoing specified performance condition criteria and the numerical limitations on the magnitude of grants) by the Stockholders is necessary for grants to Code Section 162(m) covered to qualify for the performance-based compensation exception to the income tax deduction limitations of Section 162(m) of the Code.  Qualified performance-based compensation approved by stockholders is not subject to the Code Section 162(m) deduction limit. By seeking approval of this Proposal, the Board also intends to prevent Code Section 162(m) from limiting the deductibility of awards to Code Section 162(m) covered Employees.

Adjustments.  If there is any change in the stock subject to the 2004 Plan or subject to any award made under the 2004 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in kind, stock split, liquidating dividend, combination or exchange of shares, change in corporate structure or otherwise), the 2004 Plan and shares outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the 2004 Plan and the class, number of shares and price per share of stock subject to such outstanding options as determined by the Committee to be fair and equitable to the holders, the Company and the stockholders.  In addition, the Committee may also make adjustments in the number of shares covered by, and the price or other value of, any outstanding awards under the 2004 Plan in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to stockholders.

Change in Control and Termination of Service.  The Committee generally can decide the effect of a change in control of the Company or a termination of a participant's service on outstanding awards.  For example, the Committee may, among other things, provide that awards will fully vest upon a change in control or provide for cash payments for awards or provide that awards are assumed by an acquirer.

Limited Transferability of Awards.  Awards granted under the 2004 Plan generally are not transferrable other than upon death or pursuant to a court-approved domestic relations order. However, the Committee may in its discretion permit the transfer of awards.

Governing Law.  The 2004 Plan shall be governed by the laws of the State of Delaware except for its choice of law provisions.

New Plan Benefits. All 2004 Plan awards will be granted at the Committee's discretion, subject to the limitations described in the 2004 Plan.  Therefore, the benefits and amounts that will be received or allocated under the 2004 Plan are not presently determinable.  The “Grants of Plan-Based Awards Table” shows what stock option grants were provided to the Named Executive Officers under the 2004 Plan in fiscal 2011 and to date in fiscal 2012 and the “Compensation of Directors” section similarly shows the stock option grants that were issued to non-employee directors under the 2004 Plan in fiscal 2011.

Certain Federal Income Tax Consequences.  The following is a general summary, as of May 2011, of the federal income tax consequences to the Company and to U.S. participants for awards granted under the 2004 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of income tax laws of any municipality, state or other country. Participants are advised to consult with a tax advisor regarding the tax implications of their awards under the 2004 Plan.

Incentive Stock Options. For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the Common Stock acquired under the ISO for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the Common Stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will realize ordinary income as of the date of exercise equal to the difference between the exercise price and fair market value of the stock. Any additional gain or loss recognized upon any later disposition of the shares would be a short- or long-term capital gain or loss, depending on whether the shares have been held by the participant for more than one year. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant's regular income tax for the year.

Non-qualified Stock Options.    A participant who receives a non-qualified stock option generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for more than one year.

Stock Appreciation Rights.    No taxable income is generally reportable when a SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares received would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for one year or more.

Stock Award.    A participant will generally not have taxable income upon grant of unvested shares unless he or she elects to be taxed at that time pursuant to an election under Code Section 83(b). Instead, he or she will recognize ordinary income at the time(s) of vesting equal to the fair market value (on each vesting date) of the shares or cash received minus any amount paid for the shares.

Stock Units.    No taxable income is generally reportable when unvested stock units are granted to a participant. Upon settlement of the vested stock units, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the vested stock units.

Income Tax Effects for the Company.    The Company generally will be entitled to a tax deduction in connection with an award under the 2004 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of a non-qualified stock option).

Internal Revenue Code Section 162(m) Limits.    Section 162(m) of the Code places a limit of $1 million on the amount of compensation that the Company may deduct in any one fiscal year with respect to its principal executive officer and each of the other three most highly compensated officers (other than the principal financial officer) ("Covered Employees"). The 2004 Plan is intended to enable certain awards to constitute performance-based compensation not subject to the annual deduction limitations of Section 162(m) of the Code. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Board has not adopted a policy that all compensation must be tax deductible.

Internal Revenue Code Section 409A.    Section 409A of the Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Section 409A of the Code generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the employee over and above the income tax owed, plus possible penalties and interest. The types of arrangements covered by Section 409A of the Code are broad and may apply to certain awards available under the 2004 Plan.  The intent is for the 2004 Plan, including any awards available thereunder, to comply with the requirements of Section 409A of the Code to the extent applicable. As required by Code Section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee's separation from service.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board, upon the recommendation of the Audit Committee, has ratified the selection of Moss Adams LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending April 1, 2012.

Although this appointment is not required to be submitted to a vote of the Stockholders, the Audit Committee believes it is appropriate as a matter of policy to request that the Stockholders ratify the appointment.  If the Stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting, the Board will consider the selection of another independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 1, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis explains the Company's compensation objectives and philosophy, as well as how and why compensation decisions were made in fiscal 2011 for each person who served as the Company's principal executive officer or principal financial officer during fiscal 2011 and the Company's three other most highly compensated executive officers (collectively, the "Named Executive Officers") and actions regarding executive compensation for fiscal 2012.  This section also explains how the compensation of the Named Executive Officers is aligned with the interests of the Company's stockholders and is intended to place in perspective the executive compensation information contained in the tables that follow this discussion.

During fiscal 2011, the Named Executive Officers were:

•	Craig L. Levra, Chairman of the Board, President and Chief Executive Officer;

•	Howard K. Kaminsky, Executive Vice President – Finance, Chief Financial Officer and Secretary;

•	Dennis D. Trausch, Executive Vice President – Growth and Development;

•	Thomas H. Tennyson, Executive Vice President and Chief Merchandising Officer; and

•	Tim A. Anderson, Executive Vice President – Retail Operations, Loss Prevention and Specialty Services.

The Compensation Committee

Committee Members

The Compensation Committee (the "Committee") consists of three directors, Donald J. Howard (Chairman), John R. Attwood and Randall G. Scoville.  The Board has determined that each member of the Committee is "independent" as that term is defined under the rules of Nasdaq.  The Committee meets as often as necessary to perform its duties and responsibilities.  The Committee held seven meetings during fiscal 2011 including two executive sessions without management.

Role of the Committee

The Committee operates under a written charter approved by the Board.  A copy of the charter is available at sportchalet.com under “About Us – Investor Relations.”  The Committee's purpose is to:

•	review and approve corporate goals and objectives relevant to the compensation of the executive officers;

•	evaluate the performance of the executive officers in light of those goals and objectives;

•	determine and approve the compensation level of the executive officers based on this evaluation; and

•	make recommendations to the Board with respect to incentive compensation plans and equity-based plans.

Compensation Objectives and Philosophy

The objective of the Company's compensation program is to promote the profitability and growth of the Company for the benefit of its stockholders, employees, customers, suppliers, creditors, communities and other stakeholders.

The Company's general compensation philosophy is that compensation programs should be designed to attract, retain and motivate executives critical to the Company's long-term growth and profitability.  This compensation consists primarily of base salaries, cash bonuses, equity awards and benefits.  In support of this philosophy, the Committee believes that:

•
the total compensation of executives should be competitive (i.e., at approximately the 50th percentile) with the total compensation paid to executives with comparable duties by other companies in the Company's industry that are of similar size and performance;

•
the base salaries of executives generally should not exceed the median base salaries paid to executives with comparable duties by other companies in the Company's industry that are of similar size and performance;

•	bonus programs and equity incentive plans should motivate the executives to achieve specific strategic and performance objectives established by the Board;

•
upon the achievement of such objectives, bonuses and equity incentive awards should be adequate to compensate for base salaries which generally are below the median base salaries of other companies in the Company's industry that are of similar size and performance; and

•	bonuses and long-term equity incentive awards should serve to align the executive's interests with those of the Company's stockholders.

Compensation Committee Process

Annual Evaluation

The Committee meets in executive session at the beginning of each fiscal year to (i) evaluate the performance of the executive officers, including the Named Executive Officers during the prior fiscal year; (ii) determine their annual bonuses, if any, for the prior fiscal year; (iii) establish their performance goals and objectives for the current fiscal year; (iv) set their base salaries, benefits and target cash bonuses, if any, for the current fiscal year; and (v) consider and approve any grants to them of equity incentive awards.  For a discussion of the criteria used by the Committee to evaluate the performance of the Named Executive Officers in fiscal 2011, see "Compensation Discussion and Analysis – How and Why Executive Compensation Decisions Were Made."

Management's Role in Determining Executive Compensation

The Committee determines the compensation of all the executive officers, including the Named Executive Officers.  Craig L. Levra, the Chief Executive Officer, plays a role in the Committee's determination of executive compensation because he evaluates employee performance, recommends performance targets and objectives and recommends salary levels, bonuses, benefits, and equity incentive awards of the executive officers, other than himself.

Compensation Consultant

The Committee's charter enables the Committee to retain a consulting firm to assist in the evaluation of executive compensation, and provides the Committee with the sole authority to approve the consulting firm's fees and other retention terms.  During April 2008, the Committee retained Oaktree Associates, Inc. to provide the Committee with information concerning the range of compensation paid to executives with comparable duties by other companies that are of similar size and performance and in similar industries as the Company.  The Committee intends to update this compensation survey no more frequently than every third year because the Committee does not believe that executive compensation or comparable companies are likely to experience significant change any more frequently.

Comparable Companies and Market Positioning

The Committee periodically reviews data concerning the pay practices of retailers which emphasize sporting goods.  Although this information provides the Committee with a general frame of reference, the Committee does not target the compensation of any Named Executive Officer at any specific percentile or within a specific range of the compensation paid by such sporting goods retailers.  In reviewing and approving executive compensation for fiscal 2011, the Committee considered the survey provided by Oaktree Associates, Inc. in 2008 (the "Survey").  The Survey included 14 retailers which emphasize sporting goods (the "Peer Group").  In order to obtain a large enough sample of companies, companies with significantly greater revenue, net income, net profit margin and number of employees than the Company were included.  This was considered appropriate given the Company’s market for potential employees.  The Survey compared the compensation paid to the principal executive, financial, buying, operations, merchandizing and information officers of the companies in the Peer Group to that paid by the Company to its six most highly paid executives for fiscal 2007.  In addition, the Survey compared the compensation paid to such officers by the Company for fiscal 2007 to that paid to the covered executives by the seven companies in the Peer Group nearest to the Company with respect to revenue, net income, net profit margin and number of employees (the "Comparable Companies").  For the companies in the Peer Group, revenue ranged from $118 million to $5.75 billion, net income from a loss of $13 million to a profit of $251 million, net profit margin from a negative 1.4% to a positive 10.6%, and number of employees from 1,660 to 45,400.  For the Comparable Companies, revenue ranged from $118 million to $911 million, net income from a loss of $13 million to a profit of $38 million, net profit margin from a negative 1.4% to a positive 7.4%, and number of employees from 1,660 to 9,500.  All data concerning the companies in the Peer Group were based on their most recent SEC reports.

The companies in the Peer Group were:

Foot Locker	Pacific Sunwear	Big 5 Sporting Goods*	Big Dog Holdings*
Dick's Sporting Goods	Columbia Sportswear	Hibbett Sports*	Zumiez*
Cabela's	Finish Line	Citi Trends*
Genesco	Gander Mountain*	Golfsmith International*
__________________
*           Indicates a Comparable Company.

The Survey compares the cash compensation and the total compensation of the Company's executive officers to the comparable amounts paid by members of the Peer Group and the Comparable Companies.  "Cash compensation" is defined as the sum of base salary, cash bonus and all other cash compensation.  "Total compensation" is defined as the sum of cash compensation and the value of equity awards valued at the date of grant.

The results of the Survey showed that for the Company's fiscal 2007:

•	cash compensation of the Company's CEO was 4% greater than the median cash compensation paid by the Comparable Companies, and 10% less than the median cash compensation paid by the Peer Group;

•	cash compensation of the Company's four most highly paid executives (other than the CEO) ranged from 25% to 48% less than the median cash compensation paid by the Comparable Companies;

•	cash compensation of the Company's four most highly paid executives (other than the CEO) ranged from 37% to 57% less than the median cash compensation paid by the Peer Group;

•	total compensation of the Company's CEO was 10% less than the median total compensation paid by the Comparable Companies, and 38% less than the median total compensation paid by the Peer Group;

•	total compensation of the Company's four most highly paid executives (other than the CEO) ranged from 31% to 53% less than the median total compensation paid by the Comparable Companies; and

•	total compensation of the Company's four most highly paid executives (other than the CEO) ranged from 55% to 69% less than the median total compensation paid by the Peer Group.

Elements of Executive Compensation

The Committee favors compensating executive officers of the Company in the form of bonuses and equity awards rather than in the form of base salaries so as to more closely align the interests of the executive officers with the interests of the stockholders.  The Committee does not allocate between cash and non-cash compensation or between short-term and long-term compensation based on specific percentages.  Instead, the Committee believes that the total compensation package for each executive officer of the Company should be generally in line with the prevailing market.  As a result of the difficult macroeconomic conditions in the Company's principal markets in fiscal 2011, 2010 and 2009, the Company generally did not increase the salaries of, or pay bonuses to, executives in those years except as described below.

The following table shows each element of executive compensation as a percent of the total compensation for each Named Executive Officer for fiscal 2011, 2010 and 2009:

Name	Title	Year	Base Salaries (%)	Bonus (%)(2)	Equity Awards (%)(1)	All Other Compensation (%)
Craig L. Levra	Chairman of the Board, President and Chief Executive Officer	2011 2010 2009	88 47 90	1 -- --	-- 47 --	11 6 10

Howard K. Kaminsky	Executive Vice President – Finance, Chief Financial Officer and Secretary	2011 2010 2009	88 60 89	1 -- --	-- 33 --	11 7 11

Dennis D. Trausch	Executive Vice President – Growth and Development	2011 2010 2009	81 48 63	1 -- --	-- 44 27	18 8 10

Thomas H. Tennyson	Executive Vice President and Chief Merchandising Officer	2011 2010 2009	89 62 64	1 6 6	-- 26 25	10 6 5

Tim A. Anderson	Executive Vice President – Retail Operations, Loss Prevention and Specialty Services	2011 2010 2009	76 51 62	1 -- --	-- 36 30	23 13 8
_______________

(1)
These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each Named Executive Officer has actually realized benefit from the awards.  The value of the equity awards is based on the grant date fair value calculated in accordance with FASB ASC Topic 718, without regard to the estimate of forfeitures related to service-based vesting conditions.  Amounts reported for stock options are determined using the Black-Scholes option pricing model.  This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates.  See Note 2 to the Company's audited financial statements for the fiscal year ended April 3, 2011, included in the Company's Annual Report on Form 10-K filed with the SEC on June 8, 2011, for a discussion of the relevant assumptions used in calculating grant date fair value.

(2)
In fiscal 2011, the Company established an employee incentive plan (the "Employee Incentive Plan") under which all employees, including the Named Executive Officers, may participate. For a description of the Employee Incentive Plan, see "Compensation Discussion and Analysis –– How and Why Executive Compensation Decisions Were Made – Bonuses."

How and Why Executive Compensation Decisions Were Made

When making individual executive compensation decisions, the Committee takes many factors into account, including the executive officer's experience, responsibilities, management abilities and job performance, the performance of the Company as a whole, the current market conditions and competitive pay for similar positions at comparable companies.  These factors are considered by the Committee in a subjective manner without any specific formula or weighting.

For fiscal 2011, the major factors that influenced the Committee's executive compensation decisions were:

•	the $8.3 million net loss experienced by the Company in fiscal 2010 compared to the $52.2 million net loss in fiscal 2009 and the $3.4 million net loss in fiscal 2008;

•	the continued difficult macroeconomic conditions in the Company's principal markets;

•	the absence of any increase in base salaries or bonuses in fiscal 2010, 2009 or 2008, except as described below;

•
the executives' aggressive response to the difficult macroeconomic conditions in the Company's principal markets, including reductions in operating expenses, reductions in occupancy expenses, improvements in inventory management, and sequential improvements in comparable store sales in each quarter of fiscal 2010, as well as favorable amendments to the Company’s bank credit line and successful negotiations with vendors for more beneficial terms;

•	the growth of the Company’s online business, sportchalet.com;

•
the substantial amount by which cash compensation and total compensation of each executive was below the median cash compensation and total compensation paid to officers by companies in the Peer Group and by the Comparable Companies; and

•	the Option Exchange approved by the stockholders of the Company at the 2009 annual meeting.

Base Salaries

The Committee reviews the base salary of each executive officer at the beginning of each fiscal year.  In determining whether a change in base salary is appropriate, the Committee considers the Company's executive compensation philosophy described above, the executive's scope of responsibility, level of experience, individual performance, and past and potential contribution to the Company's business, the Company's performance, changes in the cost of living, and the terms of the executive's employment agreement, if any.  The Committee does not assign any particular formula or weight to the foregoing factors.  To ensure that the base salaries are adequate, the Committee also periodically reviews an independent survey of executive compensation and compares the base salaries to those paid to officers with comparable duties by similar sized companies in the Company's industry.  In addition, the Committee discusses and takes into consideration the recommendation of the Chief Executive Officer regarding each executive officer's base salary, other than the Chief Executive Officer's own base salary.

Although the Company's philosophy is to use bonuses to motivate the executives to achieve specific strategic and performance objectives, for fiscal 2011, 2010, 2009 and 2008 the Company did not pay bonuses to its executive officers (except pursuant to the Employee Incentive Plan and for a bonus in fiscal 2010 and 2009 guaranteed upon employment to the Chief Merchandising Officer) for the reasons described below.  Based upon the Survey, the base salary paid by the Company to its Chief Executive Officer in fiscal 2007 was 12% less than the median base salary paid by the Comparable Companies and 15% less than the median base salary paid by companies in the Peer Group. Based upon the Survey, the base salaries paid by the Company to its four most highly compensated executives (other than the Chief Executive Officer) in fiscal 2007 ranged from 2% to 29% less than the median base salaries paid to the covered officers by the Comparable Companies and from 15% to 39% less than the median base salaries paid to the covered officers by companies in the Peer Group.  To the extent that a Named Executive Officer has an employment agreement, such executive's employment agreement specifies a minimum level of base salary for the executive.

The following table shows the changes in the base salaries of the Named Executive Officers in fiscal 2011, 2010 and 2009:

Name	Fiscal 2008 Salary	Fiscal 2009 Salary	Percent Change FY '08/FY '09	Fiscal 2010 Salary	Percent Change FY '09/FY '10	Fiscal 2011 Salary	Percent Change FY '10/FY '11
Craig L. Levra	$380,000	$380,000	--	$380,000	--	$380,000	--
Howard K. Kaminsky	228,000	228,000	--	228,000	--	228,000	--
Dennis D. Trausch	185,400	185,400	--	185,400	--	185,400	--
Thomas H. Tennyson	--	285,000	--	295,000	3.5%	295,000	--
Tim A. Anderson	180,000	180,000	--	180,000	--	210,000	16.7%

The Named Executive Officers did not receive an increase in base salary for services rendered in fiscal 2011, 2010 or 2009 from that paid in fiscal 2008, except for Mr. Tennyson who in fiscal 2010 received an increase of 3.5% guaranteed upon employment and Mr. Anderson who in fiscal 2011 received an increase of 16.7% in connection with his promotion to Executive Vice President – Retail Operations, Loss Prevention and Specialty Services.

The executive officers who were not Named Executive Officers received no increase in base salary in fiscal 2011 2010 or 2009, except in connection with promotions.

In deciding not to increase the base salaries of the Named Executive Officers in fiscal 2011 compared to 2010 (except for Mr. Anderson on his promotion to Executive Vice President –– Retail Operations, Loss Prevention and Specialty Services), the Committee particularly noted the following:

•	the continuing net loss of $8.3 million experienced by the Company in fiscal 2010; and

•	the continued difficult macroeconomic conditions in the Company's principal markets.

In deciding not to increase the base salaries of the Named Executive Officers in fiscal 2010 compared to 2009 (except for Mr. Tennyson who received an increase of 3.5% guaranteed upon employment), the Committee particularly noted the following:

•	the continuing net loss of $52.2 million experienced by the Company in fiscal 2009;

•	the continued difficult macroeconomic conditions in the Company's principal markets;

•	the ability of each Named Executive Officer (other than Messrs. Levra and Kaminsky) to participate in the Option Exchange described below under "– Option Exchange Program;" and

•	the grant of equity incentive awards in fiscal 2010, 2009 and 2008 as described below.

In deciding not to increase the base salaries of the Named Executive Officers in fiscal 2009 compared to 2008, the Committee particularly noted the following:

•	the continuing net loss of $3.4 million experienced by the Company in fiscal 2008;

•	the continued difficult macroeconomic conditions in the Company's principal markets;

•	the 4.0% average increase in the base salaries of the Named Executive Officers (other than Messrs. Levra and Kaminsky) in fiscal 2008 compared to 2007; and

•	the grant of equity incentive awards in fiscal 2009 and 2008 as described below.

Bonuses

In fiscal 2008 and preceding years, the Company maintained a bonus plan under which certain executive officers could earn a bonus equal to a percentage of their annual base salaries, if the Company met the performance criteria set by the Committee at the beginning of the fiscal year.

In fiscal 2010 and 2009, the Company did not pay executive bonuses, except for the minimum bonus guaranteed to Mr. Tennyson by the terms of his employment agreement of $29,500 in fiscal 2010 and $28,500 in fiscal 2009, because the Company experienced a net loss in each of those fiscal years due to the difficult macroeconomic conditions in its principal markets.

In fiscal 2011, the Company established an employee incentive plan (the "Employee Incentive Plan") under which all employees, including the Named Executive Officers, may participate.  No amount is payable under the Employee Incentive Plan with respect to any fiscal quarter unless the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for that quarter exceeds the EBITDA amount set forth in the Company's operating budget.  One-half of any amount by which the Company's EBITDA for the year-to-date period ending with the most recent quarter exceeds the EBITDA set forth in the budget would be paid to eligible employees in proportion to their base salaries for the quarter.  Only employees who are employed both before the beginning of the quarter and at the time of payment would be eligible to receive a bonus payment with respect to a quarter.  The Board retains the right, in its sole discretion, to reduce the aggregate amount payable under the Employee Incentive Plan with respect to any quarter, notwithstanding the fact that the conditions for payment have been met, or otherwise to modify the Employee Incentive Plan.  In fiscal 2011, a total of $535,000 was paid to all employees, including Messrs. Levra, Kaminsky, Tennyson, Trausch and Anderson who received $3,858, $2,246, $2,893, $1,994, and $2,184, respectively, under the Employee Incentive Plan.

Equity Awards

In keeping with the Committee's compensation philosophy, the Committee believes that equity incentive awards should be a significant component of the total compensation of the executive officers to align the executives' interests with those of the Company's stockholders and motivate the executives to achieve the specific strategic and performance objectives established by the Board.  Under the Company's 2004 Equity Incentive Plan, the Company may grant any type of award whose value is derived from the value of the Common Stock of the Company, including shares of Common Stock, options, units and stock appreciation rights.

For fiscal 2011, the Company granted equity awards under the 2004 Equity Incentive Plan to executive officers on April 4, 2011, just after the end of the fiscal year.  Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson were granted options to purchase up to 20,000, 10,000, 10,000, 10,000 and 10,000 shares, respectively, of the Company's Class A Common Stock at $2.02 per share (the closing sale price on the date of grant), which options have a term of ten years and first become exercisable in five equal annual installments on each of the first five anniversaries of the date of grant.  In deciding to grant equity awards, the Committee particularly noted the following:

•	the reduction in net loss to $3.0 million in fiscal 2011 from $8.3 million in fiscal 2010;

•	the increase in sales on a 52 week basis of 0.8%;

•	the continued difficult macroeconomic conditions in the Company’s principal markets;

•
the expiration in May 2011 of options to purchase up to 70,000 and 40,250 shares of the Company's Class A Common Stock and 10,000 and 5,750 shares of the Company’s Class B Common Stock held by Messrs. Levra and Kaminsky and 5,750 shares of the Company’s Class B Common Stock held by Mr. Trausch;

•	in the case of Messrs. Levra and Kaminsky, the fact that they were not eligible to participate in the Option Exchange;

•	the number of shares issuable pursuant to, and the vesting of, the options held by each Named Executive Officer;

•	the absence of any increase in base salaries or bonuses since fiscal 2007, except as described above;

•
the aggressive response by the Named Executive Officers to the difficult macroeconomic conditions in the Company's principal markets, including reductions in operating expenses, reductions in occupancy expenses, improvements in inventory management, and sequential improvements in comparable store sales and profitability in each quarter of fiscal 2011, as well as favorable amendments to the Company’s bank credit line;

•	the growth of the Company’s online business, sportchalet.com; and

•
the amount by which cash compensation and total compensation of each Named Executive Officer was below the median cash compensation and total compensation paid to officers by companies in the Peer Group and by the Comparable Companies.

In fiscal 2010, each executive officer (other than Messrs. Levra and Kaminsky) was given the opportunity to participate in the Option Exchange.  For information on the options surrendered by, and the new options granted to each Named Executive Officer in the Option Exchange, see “ – Option Exchange Program” and "Executive Compensation – Grants of Plan-Based Awards" below.

In fiscal 2010, the Company granted Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson under the 2004 Equity Incentive Plan options to purchase up to 225,000, 75,000, 100,000, 75,000 and 75,000 shares, respectively, of the Company's Class A Common Stock at $2.10 per share (the closing sale price on the date of grant), which options have a term of ten years and first become exercisable in two equal annual installments on each of the first two anniversaries of the date of grant.  In deciding to grant such awards, the Committee particularly noted the following:

•
the expiration in fiscal 2010 of options to purchase up to 175,000, 35,000 and 35,000 shares of the Company's Class A Common Stock and 25,000, 5,000 and 5,000 shares of the Company’s Class B Common Stock held by Messrs. Levra, Kaminsky and Trausch;

•	in the case of Messrs. Levra and Kaminsky, the fact that they were not eligible to participate in the Option Exchange;

•	the number of shares issuable pursuant to, and the vesting of, the options held by each Named Executive Officer;

•	the absence of any increase in base salaries or bonuses in fiscal 2010, 2009 or 2008, except as described above;

•
the aggressive response by the Named Executive Officers to the difficult macroeconomic conditions in the Company's principal markets, including reductions in operating expenses, reductions in occupancy expenses, improvements in inventory management, and sequential improvements in comparable store sales in each quarter of fiscal 2010, as well as favorable amendments to the Company’s bank credit line and successful negotiations with vendors for more beneficial terms;

•	the launch of the Company’s online business, sportchalet.com; and

•
the amount by which cash compensation and total compensation of each Named Executive Officer was below the median cash compensation and total compensation paid to officers by companies in the Peer Group and by the Comparable Companies.

In fiscal 2009, the Company granted to Messrs. Trausch and Anderson under the 2004 Equity Incentive Plan options to purchase up to 35,000 and 37,500 shares, respectively, of the Company's Class A Common Stock at $4.94 per share (the closing sale price on the date of grant), which options have a term of ten years and first become exercisable in five equal annual installments on each of the first five anniversaries of the date of grant.  In deciding to grant such awards, the Committee particularly noted the following:

•	the number of shares issuable pursuant to, the vesting of and the decline in the value of the share-based compensation granted to each Named Executive Officers in prior fiscal years;

•
the amount by which the cash compensation and the total compensation of each Named Executive Officer was below the median cash compensation and total compensation paid to officers by companies in the Peer Group and by the Comparable Companies;

•	the increased competition being experienced by the Company in attracting and retaining key employees, including the Named Executive Officers;

•	the opening of seven new stores, the most the Company had ever opened in one year; and

•	the efforts required to implement new computer systems.

In connection with his employment, in April 2008, Mr. Tennyson was granted options to purchase 50,000 shares of the Company's Class A Common Stock at $4.94 per share (the closing price on the date of grant), which options have a term of ten years and first became exercisable in five equal annual installments on each of the first five anniversaries of the date of grant.

Messrs. Levra and Kaminsky received no options in fiscal 2009 or 2008 as their holdings of stock received as part of the 2005 recapitalization plan were considered sufficient motivation.

The exercise price of the stock options granted to date has been no less than the fair market value of the Common Stock as of the date of grant.  To encourage retention, the ability to exercise the option is subject to vesting restrictions.  The Committee's policy is to award options annually, which generally vest over five years and expire ten years from the date of grant, and are in recognition of the executive officer's current and potential contributions to the Company.  Decisions made by the Committee regarding the timing and size of subsequent option grants take into consideration the Company's and the individual's performance, competitive market practices, the allocation between the cash and non-cash components of the individual's compensation, and the size and term of option grants made in prior years.  The Company’s procedures for the granting of stock options provide that (i) options to executive officers may only be granted at the express direction of the Committee, (ii) the accounting department will conduct a quarterly review of all option grants to confirm that the requisite approval was obtained and to confirm that the exercise price for the option was determined in accordance with the requirements of the Company's equity incentive plan, (iii) the accounting department will report the results of that audit to the Committee's Chair, and (iv) each approval of an option grant by the Committee will expressly establish the date of grant, which generally will be a date after the date of approval only when such a delay in the date of grant is reasonably related to a legitimate business purpose, such as to coincide with a hiring or promotion.  It is also the policy of the Company to generally avoid granting options as of a date during a blackout period.

Post-Termination and Change in Control Payments

The Committee believes that a change in control transaction would create uncertainty regarding the continued employment of the Company's executive officers.  This is because many change in control transactions result in significant organizational changes, particularly at the senior executive level.  In order to encourage the Company's executive officers to remain employed with the Company during an important time when their continued employment in connection with, or following, a transaction is often uncertain, and to help keep the Company's executive officers focused on the Company’s business rather than on their personal financial security, the Committee believes that providing certain of the Company's executive officers with severance benefits upon certain terminations of employment following an actual or potential change of control transaction, is in the best interests of the Company and its stockholders

Messrs. Levra, Kaminsky, Tennyson, Trausch and Anderson have employment agreements with the Company.  Upon termination without “cause” or by "non-renewal" (as defined), each of Messrs. Levra, Kaminsky, Tennyson, Trausch and Anderson will receive a lump sum payment equal to the amount he would have received, at his annual base salary rate, for 24 months, 12 months, six months, six months and six months, respectively, within 60 days following such termination.  Each of Messrs. Levra, Kaminsky, Tennyson, Trausch and Anderson may receive Company-paid COBRA health care continuation benefits for himself and his family for 18 months, subject to the limitations of the law.  If Messrs. Levra, Kaminsky, Tennyson, Trausch or Anderson is terminated without "cause" (as defined in his respective agreement) after January 1 but before payment of the bonus for the year in which such termination occurs, such executive officer will also be entitled to a bonus, pro rated for the period employed that fiscal year through termination based on such executive officer's maximum target bonus for that fiscal year, if any bonus is paid to at least one executive vice president for that fiscal year.  Upon termination by Messrs. Levra, Kaminsky, Tennyson, Trausch or Anderson for “good reason” (as defined in his respective agreement), such executive officer will receive a lump sum payment equal to the amount he would have received, at his annual base salary rate, for 24 months, 12 months, six months, six months and six months, respectively, within 60 days following such termination.

If termination by the Company without "cause" or by "non-renewal" or by the employee for "good reason" occurs within 12 months following or in "anticipation of" a "change in control" (as defined in their respective agreements), then each of Messrs. Levra, Kaminsky, Tennyson, Trausch and Anderson will receive in lieu of the above, a lump sum payment equal to the amount he would have received, at his annual base salary rate, for 30 months, 18 months, 12 months, 12 months, and 12 months, respectively, to be paid within 60 days following such termination.  The agreements provide that any such payments may be reduced to the maximum amount that may be paid without the payments being "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.  The 2004 Equity Incentive Plan generally provides, that upon a change in control, all stock awards then outstanding shall vest immediately.  For a further description of these arrangements, see "Executive Compensation –– Potential Payments Upon Termination or Change in Control."

Benefits

During fiscal 2011, 2010 and 2009, each executive officer received an annual automobile allowance of $20,000 for Mr. Levra, $11,550 for Messrs. Kaminsky, Tennyson and Trausch, and $16,150 for Mr. Anderson.  Each executive officer also is entitled to participate in the Company’s executive health care plan which pays all health care costs not covered by the Company’s group health insurance plan, up to $100,000 in the aggregate and $30,000 per occurrence, including premiums and deductibles.

Option Exchange Program

On September 15, 2009, the stockholders of the Company approved a proposal to authorize a one-time stock option exchange offer (the "Option Exchange") by the Company. We believe that granting stock options motivates our employees to perform at high levels, provides an effective means of recognizing employee contributions to our success and provides eligible employees a valuable incentive to stay with us.  Prior to the Option Exchange, some of our outstanding options, whether or not they were then exercisable, had exercise prices that were significantly higher than the current market price of our Class A Common Stock.   By making the offer to exchange eligible options for new options that would have an exercise price equal to the closing price of our Class A Common Stock as reported on Nasdaq on the new option grant date, we intended to provide eligible employees with the benefit of owning options that over time may have a greater potential to increase in value.  We believed this would create better performance incentives for eligible employees and, as a result, maximize stockholder value.

Under the Option Exchange, each eligible employee, other than the Chief Executive Officer, Chief Financial Officer and members of the Board, were given the opportunity to exchange some or all of his or her outstanding options to purchase shares of Class A Common Stock, with exercise prices equal to or greater than $2.38 per share, that were granted under the Company's 1992 Incentive Award Plan or 2004 Equity Incentive Plan, for a conditional right to receive new options to purchase a fewer number of shares than the exchanged options. The number of shares underlying the new options equaled one-half of the number of shares underlying the exchanged options. The exercise price of the new options was $1.71, the closing price of the Class A Common Stock on the new option grant date, November 9, 2009, as reported by Nasdaq. The new options vest in two equal installments, one-half on the first anniversary of the new option grant date and the remaining one-half on the second anniversary of the new option grant date, regardless of whether the exchanged options were fully or partially vested. The term of the new options is six years, regardless of the remaining term of the exchanged options.

The Option Exchange expired at 5:00 p.m., Pacific Time, on November 6, 2009. Pursuant to the Option Exchange, eligible options to purchase an aggregate of 721,927 shares of Class A Common Stock were tendered and accepted for cancellation, representing approximately 70% of the total shares of Class A Common Stock underlying options eligible for exchange in the Option Exchange. On November 9, 2009, the Company granted new options to purchase an aggregate of 360,964 shares of Class A Common Stock in exchange for the eligible options surrendered in the Option Exchange.

The following table sets forth certain information concerning the options surrendered by, and the new options granted to, each of the Named Executive Officers in the Option Exchange.

		Exchanged Options		New Options
Name	Positions and Offices Held	Number of Shares	Exercise Price	Number of Shares	Exercise Price

Craig L. Levra	Chairman of the Board, President and Chief Executive Officer	--	--	--	--

Howard K. Kaminsky	Executive Vice President – Finance, Chief Financial Officer and Secretary	--	--	--	--

Dennis D. Trausch	Executive Vice President – Growth and Development	40,250 3,000 35,000 35,000 7,000 21,875 10,000 21,875	$4.30 10.28 4.94 2.38 3.64 8.15 7.49 6.35	20,125 1,500 17,500 17,500 3,500 10,938 5,000 10,938	$1.71 1.71 1.71 1.71 1.71 1.71 1.71 1.71

Thomas H. Tennyson	Executive Vice President and Chief Merchandising Officer	--	--	--	--

Tim A. Anderson	Executive Vice President – Retail Operations, Loss Prevention and Specialty Services	21,875 15,000 21,875 7,000 5,000 37,500	8.15 7.49 6.35 3.62 10.28 4.94	10,938 7,500 10,938 3,500 2,500 18,750	1.71 1.71 1.71 1.71 1.71 1.71

2012 Executive Compensation

In light of the continuing difficult macroeconomic conditions in the Company's principal markets, the Committee has decided not to increase the base salaries or benefits of the Named Executive Officers in fiscal 2012.

In fiscal 2012, the Named Executive Officers will remain eligible to participate in the Employee Incentive Plan on the same terms as are applicable to all eligible employees.  The Company also established a bonus plan (the "Bonus Plan") under which all salary employees, including the Named Executive Officers, may participate.  No amount is payable under the Bonus Plan with respect to fiscal 2012 unless the Company has positive net income. One-half of any amount by which the Company's net income is greater than zero would be paid to eligible employees in proportion to their historic bonus rates which are a percentage of base salary for the year, subject to Compensation Committee's negative discretion.  The Board retains the right, in its sole discretion, to reduce the aggregate amount payable under the Bonus Plan, notwithstanding the fact that the conditions for payment have been met, or otherwise to modify the Bonus Plan.

Other Considerations

Impact of Accounting and Tax Treatment on Compensation. Accounting and tax considerations play an important role in the design of our executive compensation program. Accounting rules, such as Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 (formerly Statement No. 123(R), "Share-Based Payment" ("SFAS 123R")), require us to expense the estimated fair market value of our stock-based compensation, which reduces the amount of our reported profits. The Committee considers the amount of this expense and the financial impact to us in determining the amount of equity compensation awards.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a public company generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million.  Special rules apply for "performance-based" compensation, including the approval of the performance goals by the stockholders of the Company.

As the Company's current compensation structure generally does not contemplate annual non-performance based compensation to any executive in excess of $1.0 million, the Committee has not formulated a policy regarding qualifying compensation paid to executive officers for deductibility under Section 162(m) of the Code, and does not foresee the necessity of doing so in the near future.  Should limitations on the deductibility of compensation become a material issue, the Committee will, at such time, determine whether such a policy should be implemented, either in general or with respect to specific transactions.

Among other things, Section 409A of the Code limits flexibility with respect to the time and form of payment of deferred compensation. If a payment or award is subject to Section 409A but does not meet the requirements that exempt such amounts from taxation under such section, the recipient is subject to (i) income tax at the time the payment or award is not subject to a substantial risk of forfeiture, (ii) an additional 20% federal tax at that time, and (iii) an additional tax equal to the amount of interest (at the underpayment rate under the Code plus one percentage point) on the underpayment that would have occurred had the award been includible in the recipient's income when first deferred, or if later, when not subject to a substantial risk of forfeiture. We have made modifications to our plans and arrangements such that payments or awards under those arrangements either are intended not to constitute "deferred compensation" for Section 409A purposes (and will thereby be exempt from Section 409A's requirements) or, if they constitute "deferred compensation," are intended to comply with the Section 409A statutory provisions and final regulations.

Risk Considerations. The Committee reviews the Company's employee compensation policies and practices, including those for non-executive officers, on an annual basis to assess how those policies and practices may affect risk taking by employees. During its review in fiscal 2011, the Compensation Committee determined that the Company's compensation programs are appropriately weighted toward long-term incentives and include policies designed to deter undue risk taking by individuals.
Conclusion

The Committee believes that the Company's compensation policies support the Committee's compensation philosophy that compensation should be designed to attract, retain and motivate executives critical to the Company's long-term growth and profitability.  The Committee believes that for fiscal 2011, 2010 and 2009, the total compensation package for each of the Named Executive Officers was competitive with the total compensation paid to executives of other companies in the Company's industry that are of similar size and performance.  In addition, the Committee believes that the bonus and equity awards help reinforce the compensation philosophy that bonus programs and equity incentive plans should motivate the executive to achieve specific strategic and performance objectives established by the Board and align the executive's interests with those of the Company's stockholders.

Compensation Committee Report

The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (the "Committee") of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Dated: June 1, 2011	THE COMPENSATION COMMITTEE Donald J. Howard, Chairman John R. Attwood Randall G. Scoville

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation of each of the Named Executive Officers for the fiscal years ended April 3, 2011, March 28, 2010 and March 29, 2009.  The Named Executive Officers are the Company's Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers in the table below (reduced by the amount in column (h)).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Craig L. Levra Chairman of the Board, President and Chief Executive Officer	2011 2010 2009	380,000 380,000 380,000	-- -- --	-- -- --	-- 379,060 --	3,858 -- --	-- -- --	48,031 47,952 44,416	431,889 807,012 424,416

Howard K. Kaminsky Executive Vice President – Finance, Chief Financial Officer and Secretary	2011 2010 2009	228,000 228,000 228,000	-- -- --	-- -- --	-- 126,353 --	2,246 -- --	-- -- --	27,662 29,839 27,293	257,908 384,192 255,293

Dennis D. Trausch Executive Vice President – Growth and Development	2011 2010 2009	185,400 185,400 185,400	-- -- --	-- -- --	-- 190,095 79,737	1,994 -- --	-- -- --	41,555 31,180 30,063	228,949 406,675 295,200

Thomas H. Tennyson Executive Vice President and Chief Merchandising Officer	2011 2010 2009	295,000 295,000 285,000	-- 29,500 28,500	-- -- --	-- 126,353 113,911	2,893 -- --	-- -- --	32,033 30,639 23,652	329,926 481,492 451,063

Tim A. Anderson Executive Vice President – Retail Operations, Loss Prevention and Specialty Services	2011 2010 2009	203,166 180,000 180,000	-- -- --	-- -- --	-- 126,353 85,433	2,184 -- --	-- -- --	60,891 44,247 23,949	266,241 350,600 289,382
_______________

(1)
These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each Named Executive Officer has actually realized benefit from the awards.  The value of the equity awards in columns (e) and (f) is based on the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718, without regard to the estimate of forfeitures related to service-based vesting conditions.  Stock option amounts are determined using the Black-Scholes option pricing model.  This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates.  See Note 2 to the Company's audited financial statements for the fiscal year ended April 3, 2011, included in the Company's Annual Report on Form 10-K filed with the SEC on June 8, 2011, for a discussion of the relevant assumptions used in calculating grant date fair value.

(2)
Fiscal 2010 includes the incremental fair value resulting from the Option Exchange for each Named Executive Officer.  Messrs. Levra and Kaminsky were excluded from participating in the Option Exchange.  The incremental fair value for Mr. Trausch was $21,624.  Mr. Tennyson elected not to participate in the Option Exchange and there was no incremental fair value for Mr. Anderson.

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(3)
In fiscal 2011, the Company established an employee incentive plan (the "Employee Incentive Plan") under which all employees, including the Named Executive Officers, may participate. For a description of the Employee Incentive Plan, see "Compensation Discussion and Analysis –– How and Why Executive Compensation Decisions Were Made – Bonuses."

(4)
Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses, consisting of automobile allowances, matching contributions under the Company's retirement plan, group health insurance, group life insurance and executive health care.  The amount shown in column (i) for "All Other Compensation" consists of the following:

	Year	Craig L. Levra ($)	Howard K. Kaminsky ($)	Dennis D. Trausch ($)	Thomas H. Tennyson ($)	Tim A. Anderson ($)

Automobile allowance	2011 2010 2009	20,000 20,000 20,000	11,550 11,550 11,550	11,550 11,550 11,550	11,550 11,550 11,550	16,150 16,150 16,150

Matching contributions to retirement plan	2011 2010 2009	-- 1,827 2,583	-- 1,843 2,396	-- -- --	-- -- --	-- -- --

Group health and life insurance	2011 2010 2009	19,764 19,510 15,024	13,740 13,542 10,517	13,740 13,542 10,517	19,764 17,136 10,517	6,585 6,479 5,008

Executive health care	2011 2010 2009	8,267 6,615 6,809	2,372 2,904 2,830	16,265 6,088 7,996	719 1,952 1,585	38,156 21,618 2,791

Total	2011 2010 2009	48,031 47,952 44,416	27,662 29,839 27,293	41,555 31,180 30,063	32,033 30,639 23,652	60,891 44,247 23,949

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of awards to the Named Executive Officers under our non-equity and equity incentive plans during fiscal 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Thres-hold ($)	Target ($)(1)	Maximum ($)	Thres-hold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Craig L. Levra		--	3,858	--	--	--	--	--	--	--	--
Howard K. Kaminsky		--	2,246	--	--	--	--	--	--	--	--
Dennis D. Trausch		--	1,994	--	--	--	--	--	--	--	--
Thomas H. Tennyson		--	2,893	--	--	--	--	--	--	--	--
Tim A. Anderson		--	2,184	--	--	--	--	--	--	--	--
______________________

(1)
In fiscal 2011, the Company established an employee incentive plan (the "Employee Incentive Plan") under which all employees, including the Named Executive Officers, may participate. For a description of the Employee Incentive Plan, see "Compensation Discussion and Analysis –– How and Why Executive Compensation Decisions Were Made – Bonuses."

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(2)
The value of the equity awards in column (l) is based on the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718, without regard to the estimate of forfeitures related to service-based vesting conditions.  Stock option amounts are determined using the Black-Scholes option pricing model.  This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates.  See Note 2 to the Company's audited financial statements for the fiscal year ended April 3, 2011, included in the Company's Annual Report on Form 10-K filed with the SEC on June 8, 2011, for a discussion of the relevant assumptions used in calculating grant date fair value.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

The Company has entered into employment agreements, as amended, with each of Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson.  The term of employment commences on January 1 of each year and terminates on the following December 31 and automatically renews for an additional twelve months at the end of the initial term or any renewal term unless notice of termination is given by either party at least 30 days prior to the end of the term.  For fiscal 2012, Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson are entitled to (i) receive an annual base salary (subject to increase from time to time in the discretion of the Board) of $380,000, $228,000, $185,400, $295,000 and $210,000, respectively, (ii) participate in the executive bonus program, (iii) receive a monthly automobile allowance in the amount of $20,000 for Mr. Levra, $11,550 for Messrs. Kaminsky, Trausch and Tennyson, and $16,150 for Mr. Anderson, and (iv) participate in all plans provided to executive officers or employees generally.  In the event employment is terminated by the Company without "cause" (as defined in such employment agreements) or by the employee for specified causes, Mr. Levra will be entitled to his annual base salary for 24 months, Mr. Kaminsky will be entitled to his annual base salary for 12 months, and Messrs. Trausch, Tennyson and Anderson each will be entitled to his annual base salary for six months, as well as certain other payments, as well as alternative amounts on a termination in connection with a change in control.  See "Post-Termination and Change in Control Payments" above.

Indemnification Agreements

The Company has entered into an indemnification agreement with each of its executive officers that may require the Company to indemnify the officer against liabilities that may arise by reason of his or her status or service.

2004 Equity Incentive Plan

For a description of the 2004 Plan, see "Proposal 4:  Approval of 2004 Equity Incentive Plan as Amended."

1992 Incentive Award Plan

The 1992 Incentive Award Plan (the "1992 Plan") became effective in October 1992.  The 1992 Plan authorized the granting of certain incentive awards including stock appreciation rights, non-qualified stock options, incentive stock options, restricted stock, dividend equivalents and performance awards.  The 1992 Plan was amended on August 6, 1998, August 1, 2002 and September 20, 2005.

Although the 1992 Plan terminated on August 1, 2004, awards outstanding on that date may be exercised or settled after that date in accordance with their terms.  Any shares not issued under the 1992 Plan were added to the shares available for issuance under the 2004 Plan.

As of June 24, 2011, there were 35,000 shares of Class A Common Stock and 9,500 shares of Class B Common Stock subject to outstanding options granted under the 1992 Plan.

The 1992 Plan provided for the grant of incentive stock options to employees of the Company.  The 1992 Plan also provided for the grant of non-qualified stock options to the Company's officers, employees or consultants.  Incentive stock options may have certain tax advantages for the optionee as compared to non-qualified stock options.  The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant or 110% of such fair market value in the case of an optionee who holds more than 10% of the Company's Common Stock.  The exercise price of a non-qualified stock option may not be less than 100% of the fair market value of the Company's Common Stock on the grant date.  Shares subject to an option granted under the 1992 Plan may be purchased for cash or its equivalent, including shares of Common Stock.  Options expire ten years after the grant date, with the exception of incentive stock options held by a holder of 10% or more of the outstanding Common Stock, which expire five years after the grant date.

Employee Incentive Plan

For a description of the Employee Incentive Plan, including the amounts paid to the Named Executive Officers in fiscal 2011, see "Compensation Discussion and Analysis – How and Why Executive Compensation Decisions Were Made – Bonuses."

Executive Bonus Plan

In fiscal 2008 and preceding years, the Company maintained a bonus plan under which certain executive officers could earn a bonus equal to a percentage of their annual base salaries, if the Company met the performance criteria set by the Committee at the beginning of the fiscal year.

In fiscal 2010 and 2009, the Company did not pay executive bonuses, except for the minimum bonus guaranteed to Mr. Tennyson by the terms of his employment agreement of $29,500 in fiscal 2010 and $28,500 in fiscal 2009, because the Company experienced a net loss in each of those fiscal years due to the difficult macroeconomic conditions in its principal markets.

In fiscal 2011, the Company established the Employee Incentive Plan under which all employees, including the Named Executive Officers, may participate.  In fiscal 2011, a total of $535,000 was paid to all employees, of which Messrs. Levra, Kaminsky, Tennyson, Trausch and Anderson received $3,858, $2,246, $2,893, $1,994, and $2,184, respectively, under the Employee Incentive Plan.

Employee Bonus Plan

For a description of the Bonus Plan, see "Compensation Discussion and Analysis – 2012 Executive Compensation."

401(k) Plan

Eligible employee participants can make voluntary contributions to a qualified retirement plan with a 401(k) feature (the "401(k) Plan") through payroll deductions.  Such contributions can be used by the participant to purchase interests in certain mutual funds or, before December 2009, shares of the Company's Common Stock.

Each employee twenty-one years of age or older is eligible to participate in the 401(k) Plan on the first day of the pay period after completing three months of service.  There are currently approximately 3,413 employees of the Company who are eligible to participate in the 401(k) Plan.  Subject to compliance with certain nondiscrimination tests which limit contributions of or on behalf of "highly compensated employees" (as such term as defined in the federal tax laws), the participants may make an annual contribution equal to from 2% up to and including 100% of their salary compensation or $16,500 (whichever is less).  Additional "catch-up" contributions are permitted for participants who have attained age 50 during the plan year.

Executive Health Care Plan

The Company’s executive officers participate in a supplemental group medical plan which reimburses them for medical expenses not covered under the Company’s basic plan for an annual benefit of up to $100,000 per employee or family unit for unreimbursed medical expenses during a calendar year (subject to a $30,000 per occurrence limit).  Such medical expenses include deductibles, coinsurance, excess amounts up to the usual and customary prevailing health care charges, dental, orthodontic and vision care.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth certain information regarding equity-based awards held by each of the Named Executive Officers as of April 3, 2011.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Inventive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
Craig L. Levra	80,000 100,000 112,500	-- -- 112,500	(1)	-- -- --	4.30 7.49 2.10	5/11/11 3/31/16 2/8/20	-- -- --	-- -- --	-- -- --	-- -- --
Howard K. Kaminsky	46,000 8,000 10,000 37,500	-- -- -- 37,500	(1)	-- -- -- --	4.30 3.62 7.49 2.10	5/11/11 9/29/13 3/31/16 2/8/20	-- -- -- --	-- -- -- --	-- -- -- --	-- -- -- --
Dennis D. Trausch	5,750 1,000 3,125 3,125 43,501 50,000	-- -- -- -- 43,500 50,000	(2) (1)	-- -- -- -- -- --	4.30 3.64 6.35 8.15 1.71 2.10	5/11/11 9/25/13 8/26/14 6/28/15 11/9/15 2/8/20	-- -- -- -- -- --	-- -- -- -- -- --	-- -- -- -- -- --	-- -- -- -- -- --
Thomas H. Tennyson	20,000 37,500	30,000 37,500	(3) (1)	-- --	4.94 2.10	4/9/18 2/8/20	-- --	-- --	-- --	-- --
Tim A. Anderson	1,000 3,125 3,125 27,063 37,500	-- -- -- 27,063 37,500	(2) (1)	-- -- -- -- --	3.62 6.35 8.15 1.71 2.10	9/29/13 8/26/14 6/28/15 11/9/15 2/8/20	-- -- -- -- --	-- -- -- -- --	-- -- -- -- --	-- -- -- -- --
______________________

(1)
Such options first become exercisable in two equal annual installments on each of the first two anniversaries of the date of grant.  The grant date was February 8, 2010, and the remaining anniversary date is February 8, 2012.

(2)
Such options first become exercisable in two equal annual installments on each of the first two anniversaries of the date of grant.  The grant date was November 9, 2009, and the remaining anniversary date is November 9, 2011.

(3)
Such options first become exercisable in five equal annual installments on each of the first five anniversaries of the date of grant.  The grant date was April 9, 2008, and the remaining anniversary dates are on April 9, 2011, 2012 and 2013.

The Company granted equity awards under the 2004 Equity Incentive Plan to executive officers on April 4, 2011, just after the end of the 2011 fiscal year.  Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson were granted options to purchase up to 20,000, 10,000, 10,000, 10,000 and 10,000 shares, respectively, of the Company's Class A Common Stock at $2.02 per share (the closing sale price on the date of grant), which options have a term of ten years and first become exercisable in five equal annual installments on each of the first five anniversaries of the date of grant.

Option Exercises and Stock Vested

The following table sets forth certain information regarding exercises of options and vesting of restricted stock held by the Named Executive Officers during the year ended April 3, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)

Craig L. Levra	90,000	89,100	--	--
Howard K. Kaminsky	--	--	--	--
Dennis D. Trausch	5,000	2,600	--	--
Thomas H. Tennyson	--	--	--	--
Tim A. Anderson	--	--	--	--
________________

(1)
Value realized on exercise (or vesting) is calculated by (i) multiplying the number of shares acquired on exercise (or vesting) by (ii) the difference between the closing price on the exercise (or vesting) date and the exercise price, and does not reflect an actual sales price.  The actual value realized depends upon the number of shares actually sold by the Named Executive Officer, if any.

Pension Benefits

The table disclosing the actuarial present value of each Named Executive Officer's accumulated benefit under defined benefit plans, the number of years of credited service under each such plan, and the amount of pension benefits paid to each of the Named Executive Officers during the year is omitted because the Company does not have a defined benefit plan for Named Executive Officers.

Nonqualified Deferred Compensation

The table disclosing contributions to nonqualified defined contribution and other deferred compensation plans, each executive's withdrawals, earnings and fiscal year-end balances in those plans is omitted because the Company has no nonqualified deferred compensation plans or benefits for executive officers or other employees of the Company.

Potential Payments Upon Termination or Change in Control

The potential payments upon termination or change in control are governed by the Named Executive Officers' employment agreements (to the extent such officer has an agreement).  Each of Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson has an employment agreement with the Company.

Voluntary Termination

The 2004 Plan and form of option agreement generally provides that if the executive's service is terminated for any reason except death or "total and permanent disability" (as defined in the 2004 Plan), then the vested options will expire at the earlier of the expiration date of the options or three months after the termination date, and any unvested options will expire on the termination date.  The Company has discretion to determine when the executive's service terminates for purposes of the 2004 Plan.

Payment Upon Termination With Cause

As provided above, under the 2004 Plan, any vested options will expire at the earlier of the expiration date of the options or three months after the termination date and any unvested options will expire on the termination date.  Under Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson's employment agreements, upon termination with "cause" no further benefits will be payable to the executive officer upon such termination.  "Cause" under the employment agreements means (i) the commission of a material criminal act or any act of fraud or material dishonesty with respect to the Company; (ii) misconduct; (iii) material breach of the employment agreement; (iv) insubordination or refusal to perform his required duties; or (v) an order of a court, administrative board or judge, or regulatory authority which precludes the executive officer from performing his duties.

Payment Upon Termination Without Cause

As provided above, under the 2004 Plan, any vested options granted will expire at the earlier of the expiration date of the options or three months after the termination date and any unvested options will expire on the termination date.  Upon termination without cause, each of Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson will receive his base salary for 24 months, 12 months, six months, six months and six months, respectively, following termination, payable in a lump sum payment within 60 days of termination.  Each of Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson will receive health care for himself and his family for the shorter of (a) 18 months, 12 months, six months, six months and six months, respectively, following termination, or (b) the date such executive officer becomes eligible for health care coverage under another employer, or (c) the date such executive officer becomes eligible for health care coverage under his spouse's employer.  If Messrs. Levra, Kaminsky, Trausch, Tennyson or Anderson is terminated without cause after the end of the fiscal year but before payment of the bonus for that year, such executive officer will also be entitled to his accrued bonus for the previous fiscal year, if any.  These payments will be paid only upon the executive officer signing a severance agreement and release which will require the executive officer to release all claims against the Company before receiving such severance amounts.  In addition, these payments shall not constitute "excess parachute payments" under Section 280G of the Code.  If the auditors of the Company were to determine that they constitute "excess parachute payments," they would be reduced to the maximum amount payable without them constituting such.

Payment Upon Termination by Executive for Good Reason

As provided above, under the 2004 Plan, any vested options granted will expire at the earlier of the expiration date of the options or three months after the termination date, and any unvested options will expire on the termination date.  Upon termination by Messrs. Levra, Kaminsky, Trausch, Tennyson or Anderson for “good reason,” such executive officer will receive his base salary for 24 months, 12 months, six months, six months and six months, respectively, following termination, payable in a lump sum payment within 60 days of termination.  These payments will be paid only upon the executive officer signing a severance agreement and release which will require the executive officer to release all claims against the Company before receiving such severance amounts.  "Good reason" under the employment agreements means (i) a significant reduction in the executive officer's authority or duties; (ii) a significant reduction in, or failure to pay, his base salary; or (iii) the exclusion of the executive officer from participation in compensation plans or fringe benefits otherwise available to Vice Presidents of the Company.  The executive officer has to send written notice to the Company within 90 days for it to constitute a good reason.  In addition, these payments shall not constitute "excess parachute payments" under Section 280G of the Code.  If the auditors of the Company were to determine that they constitute "excess parachute payments," they would be reduced to the maximum amount payable without them constituting such.

Payment Upon Termination Due to Death or Disability

The 2004 Plan and form of option agreement generally provides that if the executive dies or has “total or permanent disability” (as defined), any vested options will expire at the earlier of the expiration date or 12 months after the termination date, and any unvested options will expire on the termination date.  As used in the 2004 Plan "total or permanent disability" has the meaning set forth in Section 22(e)(3) of the Code.

Payment Upon  Change in Control

Under the 2004 Plan, upon a change in control, the Committee may accelerate the vesting of all share-based compensation granted to the executive.  A "change in control" means:

•
any merger or consolidation in which the Company is not the surviving entity (or survives only as a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately before the transaction);

•	the sale of all or substantially all of the Company's assets;

•	the acquisition of beneficial ownership of a controlling interest of the outstanding shares of Common Stock of the Company by any person;

•	the dissolution or liquidation of the Company;

•	a contested election of directors which results in the directors before such election or their nominees ceasing to constitute a majority of the Board; or

•	any other event specified by the Board, regardless of whether at the time an award is granted or thereafter.

Under the employment agreements, Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson are subject to non-competition clauses during the term of their employment, and are not permitted to disclose any confidential information or trade secrets of the Company, without prior written consent.

The following table shows the potential payments upon termination or a change in control of the Company for each of the Named Executive Officers assuming each of the Named Executive Officer's employment was terminated on April 3, 2011, and assuming that the change in control occurred at April 3, 2011.  These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time they become eligible for such payments.

Name	Voluntary Termination ($)(1)	Termination With Cause ($)(1)	Termination Without Cause ($)(1)	Change in Control ($)(4)	Termination for Good Reason ($)(1)	Death ($)(1)(2)	Disability ($)(1)(3)
Craig L. Levra	--	--	760,000	950,000	760,000	15,000	120,000
Howard K. Kaminsky	--	--	228,000	342,000	228,000	15,000	120,000
Dennis D. Trausch	--	--	106,620	213,240	106,620	28,920	125,160
Thomas H. Tennyson	--	--	147,500	295,000	147,500	15,000	120,000
Tim A. Anderson	--	--	113,660	227,320	113,660	23,660	128,660

_______________

(1)
Includes the value of vested stock options as of April 3, 2011, calculated by multiplying the number of shares underlying vested options by the difference between the exercise price and the closing price of the Company’s Common Stock on April 3, 2011.  The value of vested options as of April 3, 2011 for Messrs. Trausch and Anderson are $13,920 and $8,660, respectively.  Messrs. Levra, Kaminsky and Tennyson had no vested options with a market price in excess of the exercise price at that date.

(2)	Represents the amount due from Company purchased life insurance.

(3)	The Company maintains long-term disability insurance which pays 60% of salary limited to $120,000 annually.

(4)
Includes the value of vested and unvested (a change in control accelerates vesting) stock options as of April 3, 2011, calculated by multiplying the number of shares underlying vested options by the difference between the exercise price and the closing price of the Company’s Common Stock on April 3, 2011.  The value of vested and unvested options as of April 3, 2011 for Messrs. Trausch and Anderson are $27,840 and $17,320, respectively.  Messrs. Levra, Kaminsky and Tennyson had no vested and unvested options with a market price in excess of the exercise price at that date.

Equity Compensation Plan Information

The following table sets forth certain information with respect to shares of Common Stock that may be issued under our equity compensation plans as of April 3, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Plans Approved by Stockholders
Class A	1,734,570	$2.78	581,255	(1)
Class B	56,751	$5.56	581,255	(1)
Plans Not Approved by Stockholders	--	--	--
_______________

(1)	At June 24, 2011, there were 288,755 shares of Common Stock available for issuance, which shares may be either Class A Common Stock or Class B Common Stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Moss Adams LLP, the Company's independent registered public accounting firm for the fiscal year ended April 3, 2011, will be invited to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Stockholders.

Audit Fees:  Fees for audit services totaled $199,109 in fiscal 2011 and $224,289 in fiscal 2010, including fees associated with the annual audit and the reviews of the Company's Quarterly Reports on Form 10-Q.

Audit-Related Fees:  Fees for audit-related services totaled $16,274 in fiscal 2011 and $24,118 in fiscal 2010.  Audit-related services principally include benefit plan audits and accounting consultations.

Tax Fees:  Fees for tax services, including tax compliance, tax advice and tax planning, totaled $53,864 in fiscal 2011 and $50,743 in fiscal 2010.

All Other Fees:  There were no fees for other services in fiscal 2011 or fiscal 2010.

The Audit Committee administers the Company's engagement of Moss Adams LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis.  In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Moss Adams LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services.  The Audit Committee, in reliance on management and the independent registered public accounting firm, has determined that the provision of these services is compatible with maintaining the independence of Moss Adams LLP.

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services.  The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service.  During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories.  In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee has delegated pre-approval authority to each of its members.  The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings.

SEC rules provide that any stockholder proposal to be included in the proxy statement for the Company's 2012 annual meeting must be received by the Secretary of the Company at the Company's office at One Sport Chalet Drive, La Cañada, California  91011 on or before March 1, 2012, in a form that complies with applicable regulations.  If the date of the 2012 annual meeting is advanced or delayed more than 30 days from the date of the 2011 annual meeting, stockholder proposals intended to be included in the proxy statement for the 2012 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2012 annual meeting.  Upon any determination that the date of the 2012 annual meeting will be advanced or delayed by more than 30 days from the date of the 2011 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company's ability to use discretionary proxy authority with respect to stockholder proposals that were not submitted by the stockholders in time to be included in the proxy statement.  In the event a stockholder proposal is not submitted to the Company on or before May 15, 2012, the proxies solicited by the Board for the 2012 annual meeting of stockholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2012 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting.  If the date of the 2012 annual meeting is advanced or delayed more than 30 days from the date of the 2011 annual meeting, then the stockholder proposal must not have been submitted to the Company within a reasonable time before the Company mails the proxy statement for the 2012 annual meeting.

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Annual Report on Form 10-K for the fiscal year ended April 3, 2011 (excluding the exhibits thereto) as filed with the SEC, accompanies this Proxy Statement, but it is not deemed to be a part of the proxy soliciting material.  The Form 10-K contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Moss Adams LLP, the Company's independent registered public accounting firm.

The Company will provide a copy of the exhibits to its Form 10-K for the fiscal year ended April 3, 2011 upon the written request of any beneficial owner of the Company's securities as of the Record Date and reimbursement of the Company's reasonable expenses.  Such request should be addressed to the Company c/o Howard K. Kaminsky, the Secretary of the Company, at One Sport Chalet Drive, La Cañada, California  91011.  Exhibits are available at no charge on the SEC's website, www.sec.gov.

STOCKHOLDERS ARE URGED IMMEDIATELY TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES, OR TO VOTE BY TELEPHONE OR THE INTERNET.

By Order of the Board of Directors,

SPORT CHALET, INC.

Howard K. Kaminsky,
Secretary

La Cañada, California
June 30, 2011

APPENDIX A

SPORT CHALET, INC.
2004 EQUITY INCENTIVE PLAN
(As Amended September 20, 2005)
(As Amended August 11, 2011)

1.           Purpose of the Plan.  The purpose of this Plan is to encourage ownership in the Company by key personnel whose long-term service is considered essential to the Company's continued progress and, thereby, encourage recipients to act in the stockholder's interest and share in the Company's success.

2.           Definitions.  As used herein, the following definitions shall apply:

"Administrator" shall mean the Board, any Committees or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

"Affiliate" shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

"Applicable Laws" shall mean the requirements relating to the administration of stock plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company's agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

"Award" shall mean, individually or collectively, a grant under the Plan of Options, Stock Awards, SARs, or Cash Awards.

"Awardee" shall mean a Service Provider who has been granted an Award under the Plan.

"Award Agreement" shall mean an Option Agreement, Stock Award Agreement, SAR Award Agreement, and/or Cash Award Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award.  Each Award Agreement is subject to the terms and conditions of the Plan.

"Award Transfer Program" shall mean any program instituted by the Administrator which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator.

"Board" shall mean the Board of Directors of the Company.

"Cash Award" shall mean a bonus opportunity awarded under Section 13 pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or other documents evidencing the Award (the "Cash Award Agreement").

"Change in Control" shall mean any of the following, unless the Administrator provides otherwise:

(i)           any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose stockholder did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction),

(ii)           the sale of all or substantially all of the Company's assets to any other person or entity (other than a wholly-owned subsidiary),

(iii)           the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of Common Stock by any person or entity (including a "group" as defined by or under Section 13(d)(3) of the Exchange Act),

(iv)	the dissolution or liquidation of the Company,

(v)           a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or

(vi)           any other event specified by the Board or a Committee, regardless of whether at the time an Award is granted or thereafter.

"Code" shall mean the United States Internal Revenue Code of 1986, as amended.

"Committee" shall mean a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

"Common Stock" shall mean the Company’s Class A Common Stock and Class B Common Stock, and any other securities into which both shares are exchanged or which may be issued in respect thereof.

"Company" shall mean Sport Chalet, Inc., a Delaware corporation, or its successor.

"Consultant" shall mean any person engaged by the Company or any Affiliate to render services to such entity as an advisor or consultant.

"Conversion Award" has the meaning set forth in Section 4(b)(xii) of the Plan.

"Director" shall mean a member of the Board.

"Dividend Equivalent" shall mean a credit, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

"Employee" shall mean a regular, active employee of the Company or any Affiliate, including an Officer and/or Director.  Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual's status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates, (iv) any change in the Awardee's status from an employee to a Consultant or Director, and (v) at the request of the Company or an Affiliate an employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate, if in which the Company or an Affiliate is a party.

"Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

"Fair Market Value" shall mean, unless the Administrator determines otherwise, as of any date, the average of the highest and lowest quoted sales prices for such Common Stock as of such date (or if no sales were reported on such date, the average on the last preceding day on which a sale was made), as reported in such source as the Administrator shall determine.

"Grant Date" shall mean the date upon which an Award is granted to an Awardee pursuant to this Plan.

"Incentive Stock Option" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

"Nonstatutory Stock Option" shall mean an Option not intended to qualify as an Incentive Stock Option.

"Officer" shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

"Option" shall mean a right granted under Section 8 to purchase a number of Shares or Stock Units at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the "Option Agreement").  Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

"Participant" shall mean the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

"Plan" shall mean this 2004 Equity Incentive Plan.

"Prior Plan" shall mean the Sport Chalet, Inc. 1992 Incentive Award Plan.

"Qualifying Performance Criteria" shall have the meaning set forth in Section 14(b) of the Plan.

"Related Corporation" shall mean any parent or subsidiary (as defined in Sections 424(e) and (f) of the Code) of the Company.

"Service Provider" shall mean an Employee, Director, or Consultant.

"Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

"Stock Award" shall mean an award or issuance of Shares or Stock Units made under Section 11 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued service or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the "Stock Award Agreement").

"Stock Appreciation Right" or "SAR" shall mean an Award, granted alone or in connection with an Option, that pursuant to Section 12 of the Plan is designated as a SAR.  The terms of the SAR are expressed in the agreement or other documents evidencing the Award (the "SAR Agreement").

"Stock Unit" shall mean a bookkeeping entry representing an amount equivalent to the fair market value of one Share, payable in cash, property or Shares.  Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

"Subsidiary" shall mean any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

"10% Stockholder" shall mean the owner of stock (as determined under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any Related Corporation).

"Termination of Service" shall mean ceasing to be a Service Provider.  However, for Incentive Stock Option purposes, Termination of Service will occur when the Awardee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries.  The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Service.

"Total and Permanent Disability" shall have the meaning set forth in Section 22(e)(3) of the Code.

3.           Stock Subject to the Plan

a.           Aggregate Limits.  Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan through Awards is 3,000,000 Shares, and the maximum aggregate number of Shares that may be issued in connection with ISOs under the Plan shall not exceed 3,000,000.  Upon payment in Shares pursuant to the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment.  Notwithstanding anything in the Plan, or any Award Agreement to the contrary, Shares attributable to Awards transferred under any Award Transfer Program shall not be again available for grant under the Plan.  If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Shares allocable to the terminated portion of such Award or such forfeited or repurchased Shares shall again be available to grant under the Plan.  Notwithstanding the foregoing, the aggregate number of shares of Common Stock that may be issued under the Plan upon the exercise of Incentive Stock Options shall not be increased for restricted Shares that are forfeited or repurchased.  The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

b.           Code Section 162(m) Limit.  Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Awardee shall not exceed 250,000 except that in connection with his or her initial service, an Awardee may be granted Awards covering up to an additional 250,000 Shares.  Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) shall be subject to adjustment under Section 15(a) of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as "performance based compensation" under Code Section 162(m).

4.           Administration of the Plan.

a.           Procedure.

i.           Multiple Administrative Bodies.  The Plan shall be administered by the Board, a Committee and/or their delegates.

ii.           Section 162.  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, Awards to "covered employees" within the meaning of Section 162(m) of the Code or Employees that the Committee determines may be "covered employees" in the future shall be made by a Committee of two or more "outside directors" within the meaning of Section 162(m) of the Code.

iii.           Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3"), Awards to Officers and Directors shall be made in such a manner to satisfy the requirement for exemption under Rule 16b-3.

iv.           Other Administration.  The Board or a Committee may delegate to an authorized officer or officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, "covered employees" under Section 162(m) of the Code.

v.           Delegation of Authority for the Day-to-Day Administration of the Plan.  Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan.  Such delegation may be revoked at any time.

b.           Powers of the Administrator.  Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

i.           to select the Service Providers of the Company or its Affiliates to whom Awards are to be granted hereunder;

ii.           to determine the number and class of shares of Common Stock to be covered by each Award granted hereunder;

iii.           to determine the type of Award to be granted to the selected Service Provider;

iv.           to approve forms of Award Agreements for use under the Plan;

v.           to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder.  Such terms and conditions include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

vi.           to correct administrative errors;

vii.           to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

viii.           to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures.  Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

ix.           to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

x.           to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such amendment is subject to Section 16 of the Plan and may not impair any outstanding Award unless agreed to in writing by the Participant;

xi.           to allow Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued pursuant to an Award that number of Shares having a Fair Market Value equal to the amount required to be withheld.  The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined.  All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

xii.           to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by service providers of an entity acquired by the Company (the "Conversion Awards").  Any conversion or substitution shall be effective as of the close of the merger or acquisition.  The Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity.  Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;

xiii.           to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

xiv.           to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

xv.           to implement an Award Transfer Program;

xvi.           to determine whether Awards will be settled in Shares, cash or in any combination thereof;

xvii.           to determine whether Awards will be adjusted for Dividend Equivalents;

xviii.           to establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

xix.           to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

xx.           to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and

xxi.           to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

c.           Effect of Administrator's Decision.  All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants.  The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5.           Eligibility.  Awards may be granted to Service Providers of the Company or any of its Affiliates.

6.           Term of Plan.  The Plan shall become effective upon its approval by stockholders of the Company (the "Effective Date").  It shall continue in effect for a term of ten (10) years from the later of the date the Plan or any amendment to add shares to the Plan is approved by stockholders of the Company unless terminated earlier under Section 16 of the Plan.

7.           Term of Award.  The term of each Award shall be determined by the Administrator and stated in the Award Agreement.  In the case of an Option, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement.

8.           Options.  The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the Awardee or within the control of others.

a.           Option Agreement.  Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Shares and the means of payment for the Shares, (iv) the term of the Option, (v) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

b.           Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

i.           In the case of an Incentive Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date.  Notwithstanding the foregoing, if any Employee to whom an Incentive Stock Option is granted is a 10% Stockholder, then the exercise price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date of grant of such Option.

ii.           In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator.  The per Share exercise price may also vary according to a predetermined formula.  However, in the case of a Nonstatutory Stock Option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

iii.           Notwithstanding the foregoing, at the Administrator's discretion, Conversion Awards may be granted in substitution and/or conversion of options of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion.

c.           Vesting Period and Exercise Dates.  Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option's term as determined by the Administrator.  The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued service, the passage of time and/or such performance requirements as deemed appropriate by the Administrator.  At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant's right to exercise all or part of the Option.

d.           Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option.  Acceptable forms of consideration may include:

i.           cash;

ii.           check or wire transfer;

iii.           subject to any conditions or limitations established by the Administrator, other Shares which (A) in the case of Shares acquired upon the exercise of an Option, have been owned by the Participant for more than six months on the date of surrender or attestation and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

iv.           consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;

v.           such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

vi.           any combination of the foregoing methods of payment.

e.           Buyout Provisions.  The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

9.           Incentive Stock Option Limitations.

a.           Eligibility.  Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.

b.           $100,000 Limitation.  Notwithstanding the designation "Incentive Stock Option" in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonstatutory Stock Options.  An Incentive Stock Option is considered to be first exercisable during a calendar year if the Incentive Stock Option will become exercisable at any time during the year, assuming that any condition on the Awardee's ability to exercise the Incentive Stock Option related to the performance of services is satisfied.  If the Awardee's ability to exercise the Incentive Stock Option in the year is subject to an acceleration provision, then the Incentive Stock Option is considered first exercisable in the calendar year in which the acceleration provision is triggered.  For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted.  However, because an acceleration provision is not taken into account prior to its triggering, an Incentive Stock Option that becomes exercisable for the first time during a calendar year by operation of such provision does not affect the application of the $100,000 limitation with respect to any Incentive Stock Option (or portion thereof) exercised prior to such acceleration.  The Fair Market Value of the Shares shall be determined as of the Grant Date.

c.           Leave of Absence.  For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary is not so guaranteed, an Awardee's employment with the Company shall be deemed terminated on the ninety-first (91st) day of such leave for Incentive Stock Option purposes and any Incentive Stock Option granted to the Awardee shall cease to be treated as an Incentive Stock Option and shall terminate upon the expiration of the three month period following the date the employment relationship is deemed terminated.

d.           Transferability.  The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person.  Notwithstanding the foregoing, the Administrator, in its sole discretion, may allow the Awardee to transfer his or her Incentive Stock Option to a trust where under Section 671 of the Code and other Applicable Law, the Awardee is considered the sole beneficial owner of the Option while it is held in the trust. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonstatutory Stock Option.

e.           Exercise Price.  The per Share exercise price of an Incentive Stock Option shall be determined by the Administrator in accordance with Section 8(b)(i) of the Plan.

f.           10% Stockholder.  If any Employee to whom an Incentive Stock Option is granted is a 10% Stockholder, then the Option term shall not exceed five years measured from the date of grant of such Option.

g.           Other Terms.  Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.

10.           Exercise of Option.

a.           Procedure for Exercise; Rights as a Stockholder.

i.           Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement.

ii.           An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) with respect to Nonstatutory Stock Options, payment of all applicable withholding taxes.

iii.           Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

iv.           The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised.  An Option may not be exercised for a fraction of a Share.

b.           Effect of Termination of Service on Options.

i.           Generally.  Unless otherwise provided for by the Administrator, if a Participant ceases to be a Service Provider, other than upon the Participant's death or Total and Permanent Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the vested portion of the Option will remain exercisable for three months following the Participant's termination.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

ii.           Disability of Awardee.  Unless otherwise provided for by the Administrator, if a Participant ceases to be a Service Provider as a result of the Participant's Total and Permanent Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant's termination.  Unless otherwise provided by the Administrator, if at the time of disability the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan on the date of the Participant's disability.  If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan

iii.           Death of Awardee.  Unless otherwise provided for by the Administrator, if a Participant dies while a Service Provider, the Option may be exercised following the Participant's death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant's designated beneficiary, provided such beneficiary has been designated prior to Participant's death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant's estate or by the person(s) to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution.  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant's death.  Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan on the date of the Participant's death.  If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

11.           Stock Awards.

a.           Stock Award Agreement.  Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retained and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

b.           Restrictions and Performance Criteria.  The grant, issuance, retention and/or vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee.  Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service to which the performance goals relates, provided that the outcome is substantially uncertain at that time.

c.           Forfeiture.  Unless otherwise provided for by the Administrator, upon the Awardee's Termination of Service, the Stock Award and the Shares subject thereto shall be forfeited, provided that to the extent that the Participant purchased any Shares, the Company shall have a right to repurchase the unvested Shares at the original price paid by the Participant.

d.           Rights as a Stockholder.  Unless otherwise provided by the Administrator, the Participant shall have the rights equivalent to those of a stockholder and shall be a stockholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant.  Unless otherwise provided by the Administrator, a Participant holding Stock Units shall be entitled to receive dividend payments as if he or she was an actual stockholder.

12.           Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, a SAR may be granted to a Service Provider at any time and from time to time as determined by the Administrator in its sole discretion.

a.           Number of SARs.  The Administrator shall have complete discretion to determine the number of SARs granted to any Service Provider.

b.           Exercise Price and Other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan.

c.           Exercise of SARs.  SARs shall be exercisable on such terms and conditions as the Administrator, in its sole discretion, shall determine.

d.           SAR Agreement.  Each SAR grant shall be evidenced by a SAR Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

e.           Expiration of SARs.  A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the SAR Agreement.  Notwithstanding the foregoing, the rules of Section 10(b) will also apply to SARs.

f.           Payment of SAR Amount.  Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in the amount determined by multiplying:  (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times (ii) the number of Shares with respect to which the SAR is exercised.  At the discretion of the Administrator, the payment upon SAR exercise may be in cash, Shares of equivalent value, or in some combination thereof.

g.           Buyout Provisions.  The Administrator may at any time offer to buy out for a payment in cash or Shares a Stock Appreciation Right previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

13.           Cash Awards.  Each Cash Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period.

a.           Cash Award.  Each Cash Award shall contain provisions regarding (i) the performance goal(s) and maximum amount payable to the Participant as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator.  The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of a Cash Award granted under this Plan for any fiscal year to any Awardee that is intended to satisfy the requirements for "performance based compensation" under Section 162(m) of the Code shall not exceed U.S. $2,000,000.

b.           Performance Criteria.  The Administrator shall establish the performance criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under a Cash Award, which criteria may be based on financial performance and/or personal performance evaluations.  The Administrator may specify the percentage of the target Cash Award that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code.  Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code shall be a measure established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than 90 days after the commencement of the period of service to which the performance goals relates, provided that the outcome is substantially uncertain at that time.

c.           Timing and Form of Payment.  The Administrator shall determine the timing of payment of any Cash Award.  The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect for the payment of any Cash Award to be deferred to a specified date or event.  The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

d.           Termination of Service.  The Administrator shall have the discretion to determine the effect of a Termination of Service due to (i) disability, (ii) retirement, (iii) death, (iv) participation in a voluntary severance program, (v) participation in a work force restructuring or (vi) otherwise shall have on any Cash Award.

14.           Other Provisions Applicable to Awards.

a.           Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.  The Administrator may make an Award transferable to an Awardee's family member or any other person or entity.  If the Administrator makes an Award transferable, either at the time of grant or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

b.           Qualifying Performance Criteria.  For purposes of this Plan, the term "Qualifying Performance Criteria" shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee in the Award:  (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share (pre and after tax); (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders' equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) EBITDA; (xxiv) comparable store sales; (xxv) labor productivity; (xvi) gross profit percentage of sales or dollars; (xxvii) inventory turn; (xxviii) new store performance; (xxix) new store sales; (xxx) new store profitability; (xxxi) number of new stores opened; and (xxxii) any other similar criteria.  The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year.

c.           Certification.  Prior to the payment of any compensation under an Award intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Administrator shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

d.           Discretionary Adjustments Pursuant to Section 162(m).  Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to "covered employees" within the meaning of Section 162(m) of the Code, the number of Shares, Options or other benefits granted, issued, retained and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

e.           Code Section 409A.  Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention.  If upon a Participant’s “separation from service” within the meaning of Code Section 409A, he or she is then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s separation from service , or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death.  Any such delayed payments shall be made without interest.

15.           Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

a.           Changes in Capitalization.  Subject to any required action by the stockholders of the Company, (i) the number and kind of Shares covered by each outstanding Award, and the number and kind of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, (ii) the price per Share subject to each such outstanding Award, and (iii) the Share limitations set forth in Section 3 of the Plan, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

b.           Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  The Administrator in its discretion may provide for an Option to be fully vested and exercisable until ten (10) days prior to such transaction.  In addition, the Administrator may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.  To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

c.           Change in Control.  In the event there is a Change in Control of the Company, as determined by the Administrator, the Administrator may, in its discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of Options and SARs and terminate any restrictions on Stock Awards or Cash Awards; and (iii) provide for the cancellation of Awards for a cash payment to the Participant.

16.           Amendment and Termination of the Plan.

a.           Amendment and Termination.  The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the stockholders of the Company in the manner and to the extent required by Applicable Law.

b.           Effect of Amendment or Termination.  No amendment, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

c.           Effect of the Plan on Other Arrangements.  Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17.           Designation of Beneficiary.

a.         An Awardee may file a written designation of a beneficiary who is to receive the Awardee's rights pursuant to Awardee's Award or the Awardee may include his or her Awards in   beneficiary designation for all benefits under the Plan.  To the extent that Awardee has completed a designation of beneficiary such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

b.        Such designation of beneficiary may be changed by the Awardee at any time by written notice.  In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee's death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law.

18.           No Right to Awards or to Service.  No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the service of the Company or its Affiliates.  Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Service Provider or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

19.           Legal Compliance.  Shares shall not be issued pursuant to the exercise of an Option or Stock Award unless the exercise of such Option or Stock Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

20.           Inability to Obtain Authority.  To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.           Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22.           Notice.  Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

23.           Governing Law; Interpretation of Plan and Awards.

a.        This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware.

b.        In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

c.         The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

d.        The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

e.        All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion.  In the event the Participant believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant may request arbitration with respect to such decision.  The review by the arbitrator shall be limited to determining whether the Administrator's decision was arbitrary or capricious.  This arbitration shall be the sole and exclusive review permitted of the Administrator's decision, and the Awardee shall as a condition to the receipt of an Award be deemed to explicitly waive any right to judicial review.

24.           Limitation on Liability.  The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

a.           The Non-Issuance of Shares.  The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

b.           Tax Consequences.  Any tax consequence expected, but not realized, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

25.           Unfunded Plan.  Insofar as it provides for Awards, the Plan shall be unfunded.  Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience.  The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan.  Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.  Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.